Exhibit 10.26
EXECUTION COPY
CONFIDENTIAL TREATMENT REQUESTED UNDER
17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.24b-2.
[*****] INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST
FILED SEPARATELY WITH THE COMMISSION.
THE OMITTED MATERIAL HAS BEEN FILED
SEPARATELY WITH THE COMMISSION.
4G MVNO Agreement
dated as of
November 28, 2008
among
Clearwire Communications LLC,
Comcast MVNO II, LLC,
TWC Wireless, LLC,
BHN Spectrum Investments, LLC
and
Sprint Spectrum L.P.

TABLE OF CONTENTS

4G MVNO Agreement	4

Background	4

Operative Terms	4

1. Definitions	4

2. SIG Party Relationship	12
2.1 General	12
2.2 Services Provided	13
2.3 Limited Purpose; No Disparagement	17
2.4 SIG Party Participation	19
2.5 Brand Restrictions	20
2.6 Control of Clearwire Network	20
2.7 Right to Make Available to Controlled Affiliate	20
2.8 Independent Representatives and Agents	21
2.9 Unique Characteristics of Relationship	21
2.10 Services Provided to Clearwire	21
2.11 Most Favored Reseller	21

3. Term	21

4. Conditions Precedent	22

5. Representations and Warranties and Covenants	22
5.1 General Warranties	22
5.2 Compliance with Laws	22
5.3 Litigation	22
5.4 Clearwire Licenses	23

6. Scope of Wireless Broadband Service	23
6.1 Wireless Broadband Service	23
6.2 Scope of Wireless Broadband Service	23
6.3 Device Handling Services	24
6.4 Coverage Maps and Coverage Data	25
6.5 MVNO Operational Support	25
6.6 Provisioning	26

7. Prices and Terms of Payment	26
7.1 Prices	26
7.2 Dual-Mode Pricing	26
7.3 Payment of Charges	26
7.4 Invoices	26
7.5 Late Payments	26
7.6 Disputed Charges	27
7.7 Taxes and Other Levies by Taxing and Governmental Authorities	28
7.8 SIG Party Liability; Parent Company Guarantees; Clearwire Obligations	28
7.9 Access	29
7.10 Audit Right	29

8. SIG Party Rights and Obligations	30
8.1 Handsets and Other Mobile Devices	30

Confidential Information – Subject to Nondisclosure Obligations	i

8.2 SIG Party Staff	32
8.3 SIG Party Responsibility for End User Services	32
8.4 The SIG Party’ Responsibility for Fraud	32
8.5 Interference	32
8.6 SIG Party Reports to Clearwire	32
8.7 Legal Request Compliance	32
8.8 Electronic Surveillance	33
8.9 Exclusivity, Etc.	33

9. Clearwire Rights and Obligations	33
9.1 Modifications; MVNO Operations Manual	33
9.2 Clearwire Network Fraud Detection and Responsibility	34
9.3 Clearwire’s Reports to the SIG Parties	34
9.4 Service Levels; Material Degradation	34
9.5 Certain Information	35

10. Limitations of Warranties and Liabilities	35
10.1 No Warranties	35
10.2 Limitations on Liability	36

11. Intellectual Property	36
11.1 Trade Name, Trade Marks and Service Marks	36
11.2 Other Intellectual Property	37

12. Indemnification	37
12.1 SIG Party Indemnification	37
12.2 Clearwire’s Indemnification	37
12.3 Indemnification Procedures	38

13. Termination and Transition Assistance	39
13.1 Clearwire Termination Rights	39
13.2 SIG Party Termination Rights	39
13.3 Clearwire Change of Control	40
13.4 Sale of License or Loss of Market	40
13.5 SIG Party Rights and Remedies Upon the Occurrence of Certain Events	41
13.6 Length of and Duties During the Phase-Out Period	41
13.7 Effect of Termination	42
13.8 Transition Assistance	42

14. End User Related Obligations and Restrictions	43
14.1 Wireless Broadband Service Coverage	43
14.2 SIG Party Restrictions Relating to End User Migration	43
14.3 Use Restrictions	44
14.4 Relief	44

15. Confidentiality	44
15.1 Definition	44
15.2 Restrictions	45
15.3 Return	47
15.4 Care	47
15.5 Relief	47
15.6 Duration	47
15.7 SEC Filing	47
15.8 Entire Understanding	47

ii

16. Divestitures Acquisitions and Assignment	47
16.1 Divested Businesses	47
16.2 Acquisitions	49
16.3 Assignment	49

17. General Provisions	50
17.1 Notices and Inquiries	50
17.2 Non-exclusivity	52
17.3 Construction	52
17.4 Survival	52
17.5 Headings	52
17.6 Severability	52
17.7 Dispute Resolution	53
17.8 Confidential Arbitration	53
17.9 Governing Law; Exclusive Venue	55
17.10 Specific Performance	55
17.11 Waiver of Jury Trial	55
17.12 Counterpart Execution	55
17.13 Entire Agreement	55
17.14 No Partnership; No Third-Party Beneficiaries	55
17.15 Amendments; Waivers; Remedies	56
17.16 Force Majeure	56
17.17 Disclosure	56

iii

4G MVNO Agreement
This 4G MVNO Agreement (as amended, modified or supplemented from time to time, this “Agreement”) is dated as of November 28, 2008 (the “Effective Date”) by and among Clearwire Communications LLC, a Delaware limited liability company (“Clearwire”), Comcast MVNO II, LLC, a Delaware limited liability company (“Comcast”), TWC Wireless, LLC, a Delaware limited liability company (“TWC”), BHN Spectrum Investments, LLC, a Delaware limited liability company (“Brighthouse”), Sprint Spectrum L.P., a Delaware limited partnership, d/b/a/ Sprint (“Sprint”), and each other Person who shall become a party to this Agreement in accordance with Section 2.4(a).
BACKGROUND
     A. Clearwire holds and leases certain BRS and EBS licenses issued by the FCC and leases excess capacity on EBS licenses. Clearwire is developing and will own and operate the Clearwire Network and provide Wireless Broadband Services in the United States.
     B. Upon the terms and subject to the conditions hereinafter set forth, each SIG Party desires to purchase the Wireless Broadband Service from Clearwire and market and sell the Wireless Broadband Service to its End Users as MVNO Service. Clearwire desires to sell the Wireless Broadband Service to each SIG Party for resale to its End Users.
     NOW, THEREFORE, and in consideration of the mutual promises set forth in this Agreement, Clearwire and the SIG Parties agree:
OPERATIVE TERMS
     1. Definitions
     [*****]
     “3G MVNO Agreement” means the MVNO Support Agreement dated as May 7, 2008 among Sprint, Comcast, TWC, Brighthouse, and each other Person who shall become a party to such agreement in accordance with the terms thereof, as amended, modified or supplemented from time to time.
     “4G MVNO Agreement Option” has the meaning specified in Section 2.4(a).
     “AAA” has the meaning specified in Section 17.8(b).
     [*****]
     [*****]
     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with” as used with respect to any Person) means the possession, directly or indirectly, of the power to affirmatively direct or cause the direction of the management and policies of such Person, whether by voting securities, contract or otherwise. If a group consisting of two or more SIG Parties and/or Affiliates of SIG Parties possesses collectively, directly or indirectly, the power to affirmatively direct or cause the direction of the management and policies of a Person, whether by voting securities, contract or otherwise, that Person is an Affiliate of each such SIG Party and of each Affiliate of each such SIG Party; provided that if any single member of any such group possesses such power by itself, that Person is an Affiliate only of that member of such group. For purposes of this Agreement, neither Clearwire nor any of its subsidiaries shall be deemed to be an Affiliate of any SIG Party or any of its Affiliates (other than Clearwire and its subsidiaries) and none of the SIG Parties or their respective Affiliates (other than Clearwire and its subsidiaries) shall be deemed to be an Affiliate of Clearwire and its subsidiaries.
     “Agency Agreement” means an agency agreement entered into by Clearwire or any of its Controlled Affiliates with a Founding Partner or any of its Controlled Affiliates allowing such Person to sell Wireless Broadband Service as an agent.
     “Aggregate Excess Standalone Amount” has the meaning specified in Section 2.3.2(c).

     “Agreement” has the meaning specified in the preamble.
     “Applicable Law” means any law, rule, statute, regulation, order, judgment, decree, treaty, directive or other requirement in force at any time during the Term (including any Phase-Out Period) applicable with respect to any Party which applies to or is otherwise intended to govern or regulate any Party in the performance of its obligations or the exercise of its rights under this Agreement.
     “Applicable Percentage” has the meaning specified in Section 14.2(a).
     “Applicable Standalone Percentage” has the meaning specified in Section 2.3.2(c).
     “Arbitration Costs” has the meaning specified in Section 17.8(c).
     “Attorneys’ Fees” has the meaning specified in Section 17.8(c).
     “Brighthouse” has the meaning specified in the preamble.
     “BRS” means Broadband Radio Service licenses in the 2.5 GHz band.
     “Business Day” means a day of the year, other than Saturday, Sunday or any other day on which commercial banks in the State of New York are required or authorized by Applicable Law to close.
     “CDMA” means code division multiple access technology.
     “Change of Control” means any of the following events:
       (i) the sale of more than the Specified Percentage of the consolidated assets of the Ultimate Parent of Clearwire and its subsidiaries;
       (ii) any merger, consolidation, share exchange, recapitalization, sale, issuance, disposition, transfer of capital stock or other transaction, in each case in which any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than any Founding Partner and their respective Controlled Affiliates) acquires beneficial ownership of more than the Specified Percentage of either
     (A) the then-outstanding shares of common stock or equivalent securities (determined on an as-converted basis) of the Ultimate Parent of Clearwire, or
     (B) the combined voting power of the then-outstanding voting securities of the Ultimate Parent of Clearwire entitled to vote generally in the election of directors; or
       (iii) during any period of 24 consecutive months, a majority of the members of the board of directors of the Ultimate Parent of Clearwire (the “Board”) ceases to be composed of individuals (A) who were members of that board on the first day of such period, (B) whose election or nomination to the Board was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of the Board or (C) whose election or nomination to the Board was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided, however, that a member of the Board who differs from the individual who was a member of the Board on the first day of the applicable period will be deemed to have been a member on the first day of the applicable period if such member was nominated or otherwise designated by the same Person as appointed the original member in accordance with Section 2.1 of the Equityholders’ Agreement dated as of the date hereof among the Ultimate Parent of Clearwire, certain Affiliates of the Founding Partners and certain other Persons.
     “Claim” has the meaning specified in Section 12.3(a).
     “Clearwire” has the meaning specified in the preamble.
     “Clearwire Application” has the meaning specified in Section 2.2.4(d).

     “Clearwire Client Manager” means the application software that facilitates the connection to the Clearwire Network and the associated landing website that a Customer using a Generic Embedded Device is first directed to upon opening the web browser on such Generic Embedded Device.
     “Clearwire Indemnitee” has the meaning specified in Section 12.1.
     “Clearwire Marks” has the meaning specified in Section 11.1.1.
     “Clearwire Network” means (i) the WiMAX network deployed, owned or operated by Clearwire or any of its Controlled Affiliates in the United States, and (ii) any other network deployed, owned or operated by Clearwire or any of its Controlled Affiliates in the United States, including any WiFi network or follow-on OFDMA network, but excluding the current wireless network utilizing Expedience technology owned and operated by Clearwire US LLC as of the date of this Agreement, except to the extent the Expedience technology has not been replaced by the WiMAX Network referred to in the preceding clause (i) in all markets in which the Expedience technology has been launched by December 31, 2011.
     “Clearwire Parent” means Clearwire Corporation, a Delaware corporation formerly known as New Clearwire Corporation.
     “Clearwire Reseller Platform” means the business and operational support systems that will provide each SIG Party at a minimum with the tools, interfaces and other capabilities specified in Section 6.5 to enable the SIG Parties to manage its End Users and wireless MVNO Services business.
     “Clearwire Retail Customers” means Clearwire’s Customers, excluding (x) any reseller or (y) any subscribers of any reseller.
     “Clearwire VoIP Service” means the voice over internet protocol service to be developed and offered by Clearwire.
     “Clearwire Wholesale Offerings” has the meaning specified in Section 2.2.1(a).
     “CMA” means a cellular market area as used to define A-Block license areas in FCC Auction 66 and which consists of either a metropolitan statistical area or a rural service area.
     “Comcast” has the meaning specified in the preamble.
     “Committed Performance Date” has the meaning specified in Section 9.4.2.
     “Competitive Wireless Service” has the meaning specified in Section 14.2(b)(i).
     “Complex Non-Standard Network Service” has the meaning specified in Section 2.2.3(b)(i).
     [*****]
     “Confidential Information” has the meaning specified in Section 15.
     “Content” means content negotiated and implemented for use in connection with its MVNO Service by any SIG Party or any of its Controlled Affiliates.
     “Controlled Affiliate” means, with respect to any Person, such Person’s Ultimate Parent and any Affiliate of such Parent that is controlled by such Ultimate Parent.
     “CPNI” means the information described in the FCC’s definition of “Customer Proprietary Network Information” as set forth in 47 USC Section 222(h)(1) (as amended, and interpreted from time to time).
     “Customer” means any Person purchasing from Clearwire (i) Wireless Broadband Service, including any prepaid service, including any end user customer of Clearwire’s retail operations, and (ii) any reseller purchasing such Wireless Broadband Service for resale to its end user customers, but excluding any Founding Partner purchasing Wireless Broadband Service under this Agreement or any other resale agreement.
     “Customer Data” means all information collected or developed by (i) Clearwire or any of its Controlled Affiliates regarding Customers or (ii) any SIG Party or any of its Controlled Affiliates regarding Customers (solely in their capacity as Customers), which has come into the possession or knowledge of any other Party in the course of negotiating, entering into or performing this Agreement, including under each of clauses (i) and (ii) of this definition, location-based information, status/presence, service usage (voice or data or messaging), data usage, all phone or other identification numbers issued to Customers, all electronic serial numbers, all Customer personalization information and all automatic number identification information and all CPNI.
     “Damages” has the meaning specified in Section 12.1.
     “Demand” has the meaning specified in Section 17.8(a).
     “Device” means a Wireless Data Card, embedded chip, USB drive or dongle, handset, Wireless PDA, “smart phone”, personal media player, or other hardware that operates on the Clearwire Network (including any [*****] device capable of operating on the Sprint Network and the Clearwire Network).
     “Disclosing Party” has the meaning specified in Section 15.1(a).
     “Disposed License” has the meaning specified in Section 13.4(a).
     “Disputed Pricing Terms” has the meaning specified in Section 17.8(c).
     “Divested Network” has the meaning specified in Section 16.1(b).
     “Due Date” has the meaning specified in Section 7.4.
     “EBS” means Educational Broadband Service licenses in the 2.5 GHz band.
     “End User” means, with respect to any SIG Party, any retail customer purchasing MVNO Service from such SIG Party (or a Controlled Affiliate of such SIG Party pursuant to Section 2.7).
     [*****]
     “End User Data” means, with respect to any SIG Party, all information collected or developed by (i) such SIG Party or any of its Controlled Affiliates regarding its End Users or (ii) Clearwire or any other SIG Party or any of their respective Controlled Affiliates regarding the SIG Party’s End Users (solely in their capacity as End Users of such SIG Party), which has come into the possession or knowledge of any other Party in the course of negotiating, entering into or performing this Agreement, including under each of clauses (i) and (ii) of this definition, location-based information, status/presence, service usage (voice or data or messaging), data usage, aggregate information with respect to End Users of such each SIG Party (e.g., usage patterns of such End User), but excluding aggregate information with respect to all end users (including all End Users of all SIG Parties) of the Clearwire Network, all phone or other identification numbers issued to End Users, all electronic serial numbers, all End User personalization information and all automatic number identification information and all CPNI.
     “Effective Date” has the meaning specified in the preamble.
     [*****]
     “Exclusivity Period” has the meaning specified in Section 8.1.1(a).
     “Facilities” means all software, hardware, equipment, circuits and other tangible and intangible property owned, leased, licensed or for which Clearwire or any of its Controlled Affiliates has the right to use in providing the Wireless Broadband Service.
     “FCC” means the Federal Communication Commission or any successor agency.
     “FCC Rules” means the rules promulgated by the FCC, as amended from time to time.
     “Five-Year Renewal Periods” has the meaning specified in Section 3(b).
     “Force Majeure Event” has the meaning specified in Section 17.16.
     “Forum” has the meaning specified in Section 2.2.1(d).
     [*****]
     “Founding Partners” means each of Sprint, Comcast, TWC, Brighthouse, Google and Intel and (ii) each Controlled Affiliate of each Person listed in (i) above to the extent that it or such Controlled Affiliate is, as of the date of determination, a party to this Agreement or another Reseller Agreement.

     “Frustrated Party” has the meaning specified in Section 17.16.
     “Generic Embedded Devices” means devices (other than SIG Party-Defined Devices) that are embedded with the capability to operate on the Clearwire Network via a Clearwire connection management utility or a SIG Party connection management utility. A Generic Embedded Device is branded by or co-branded by Clearwire or a SIG Party with the device OEM and distributed through the device OEM or Clearwire channels for retail services subscription with Clearwire or a SIG Party.
     “Google” means Google Inc. or, to the extent any Controlled Affiliate of Google Inc. becomes a party to this Agreement in accordance with the terms hereof, such Controlled Affiliate, and, in either case, any successor thereto.
     “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, or any entity exercising executive, legislative judicial, regulatory or administrative functions of or pertaining to government, including the FCC.
     “Guarantor” means (i) with respect to Brighthouse, Bright House Networks, LLC, (ii) with respect to Comcast, Comcast Cable Communications, LLC, (iii) with respect to TWC, Time Warner Cable Inc., and (iv) with respect to Google or Intel, to the extent required pursuant to Section 2.4(a), such Party’s Ultimate Parent, or any of their respective successors.
     “Guaranty” has the meaning specified in Section 7.8(b).
     “iDEN” means the mobile telecommunications technology developed by Motorola, Inc., and operated by Sprint in the United States within certain 800-900Mhz SMR frequencies.
     “iDEN Network” means the iDEN network owned and operated by Sprint, Sprint’s Controlled Affiliates and/or certain network affiliates of Sprint and its Controlled Affiliates.
     “Indemnified Party” has the meaning specified in Section 12.3(a).
     “Indemnifying Party” has the meaning specified in Section 12.3(a).
     “Independent Auditor” has the meaning specified in Section 7.10.
     “Initial Network Enablers” has the meaning specified in Section 2.2.2(a).
     “Initial Standard Network Services” has the meaning specified in Section 2.2.2(a).
     “Initial Term” has the meaning specified in Section 3(a).
     “Intel” means Intel Corporation or, to the extent any Controlled Affiliate of Intel Corporation becomes a party to this Agreement in accordance with the terms hereof, such Controlled Affiliate, and, in either case, any successor thereto.
     “Intel Commercial Agreement” has the meaning specified in Section 2.4(a).
     “Intel Election Provisions” has the meaning specified in Section 2.4(a).
     “Intellectual Property” means any and all (by whatever term known or designated) tangible and intangible, now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including all exploitation rights, copyrights, neighboring rights and moral rights (including the right to display, publicly perform, reproduce, transmit, distribute and create derivative works), (b) trademark and trade name rights and similar rights (including service marks, trade dress, Internet domain names and all related goodwill appurtenant thereto), (c) trade secret rights, (d) patents (including the rights to make, use, sell, have made, have sold, import and have imported and all shop rights related thereto), designs, algorithms, circuit layouts, mask works and other industrial property rights, (e) all other proprietary rights of every kind and nature throughout the universe, however designated (including logos, character rights, rights of publicity, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise, and (f) all registrations, applications, renewals, extensions, continuations, divisions or reissues of any of the foregoing now or hereafter in force throughout the universe.
     [*****]

     “Market” means a CMA covered by the Clearwire Network in which the Wireless Broadband Service is made available to the SIG Parties directly by Clearwire or by any of its Controlled Affiliates.
     “Migration Commencement Date” has the meaning specified in Section 14.2(c).
     [*****]
     [*****]
     “MSO Core Services” means, with respect to each MSO Party, such MSO Party’s or any of its Affiliates’ [*****].
     “MSO Divested Business” has the meaning specified in Section 16.1(a).
     “MSO Divestiture Date” has the meaning specified in Section 16.1(a).
     “MSO Party” means each of Comcast, TWC and Brighthouse.
     “MVNO Operations Manual” means the operations manual relating to the sale of the Wireless Broadband Service to be established by Clearwire and as such manual may be developed, amended, modified and supplemented from time to time in accordance with Section 9.1.
     “MVNO Service” means, with respect to any SIG Party, the Wireless Broadband Service provided by Clearwire or any of its Controlled Affiliates over the Clearwire Network, but sold by the SIG Party (or by a Controlled Affiliate of such SIG Party pursuant to Section 2.7) to end user customers as a reseller of the Wireless Broadband Service pursuant to this Agreement.
     “Network Enablers” mean the non-transmission elements of the Clearwire Network that provide information and functionality necessary to provide services and applications over the Clearwire Network. For purposes of clarification, Network Enablers include, but are not limited to, the underlying network elements and interfaces such as quality of service, identity information, device management, multicast media streaming and location services.
     “Network Performance Specifications” has the meaning specified in Section 9.4.2.
     “Non-Frustrated Party” has the meaning specified in Section 17.16.
     “Non-Standard Network Services” are the Wireless Broadband Services provided by Clearwire that are not Standard Network Services.
     “Non-Standard Network Service Request” has the meaning specified in Section 2.2.3(a).
     “OEM” means an original equipment manufacturer.
     “Offering Party” has the meaning specified in Section 6.3(c).
     “Opt-In Agreement” has the meaning specified in Section 2.4(a).
     [*****]
     “Participation Right” has the meaning specified in Section 6.3(c).
     “Party” means Clearwire or any SIG Party.
     “Permitted Bundle” means:
     (a) with respect to each MSO Party, (i) MVNO Service offered as part of a bundle of products and services that includes [*****];
     (b) with respect to Sprint, (i) MVNO Service offered as part of a bundle of products and services that includes [*****] or (ii) [*****];
     (c) with respect to Google, MVNO Service offered [*****]; and
     (d) with respect to Intel, MVNO Service offered [*****].
     “Permitted Strategic Transaction” means (a) with respect to any MSO Party, a sale, merger, consolidation, spin-off, public offering of stock or similar strategic transaction or series of related transactions resulting in a sale, transfer or change of control of any of (i) such MSO Party’s Ultimate Parent or any Person that controls such Ultimate Parent or (ii) all or substantially all of its and its Controlled Affiliates’ cable division or business (or successor or operational or functional equivalent), (b) with respect to Google, a sale, merger, consolidation, spin-off, public offering of stock or similar strategic transaction or series of related transactions resulting in a sale, transfer or change of control of any of (i) Google’s Ultimate Parent or any Person that controls such Ultimate Parent or (ii) all or substantially all of its and its Controlled Affiliates’ internet search division or business (or successor or operational or functional equivalent), (c) with respect to Intel, a sale, merger, consolidation, spin-off, public offering of stock or similar strategic transaction or series of related transactions resulting in a sale, transfer or change of control of any of (i) Intel’s Ultimate Parent or any Person that controls such Ultimate Parent or (ii) all or substantially all of its and its Controlled Affiliates’ mobility group (or successor or operational or functional equivalent), (d) with respect to Clearwire, a sale, merger, consolidation, spin-off, public offering of stock or similar strategic transaction or series of related transactions resulting in a sale, transfer or change of control of any of (i) Clearwire’s Ultimate Parent or any Person that controls such Ultimate Parent or (ii) all or substantially all of its and its Controlled Affiliates’ wireless broadband division or business (or successor or operational or functional equivalent), and (e) with respect to Sprint, a sale, merger, consolidation, spin-off, public offering of stock or similar strategic transaction or series of related transactions resulting in a sale, transfer or change of control of any of (i) Sprint’s Ultimate Parent or any Person that controls such Ultimate Parent or (ii) all or substantially all of its and its Controlled Affiliates’ CDMA division or business (or successor or operational or functional equivalent).
     “Person” means any individual, partnership, limited liability partnership, limited liability company, corporation, trust, other business association or business entity, estate or other entity.
     “Phase-Out Period” has the meaning set forth in Section 13.6.
     “POPs” means an estimate of the population of a specified geographic area as derived from the published data from a nationally recognized source of such information (as reasonably selected by Clearwire and agreed to by the other Parties).
     “Pricing Dispute” has the meaning specified in Section 17.8(c).
     “Pricing Related Obligations” has the meaning specified in Section 7.10.
     “Quarterly Roadmap” has the meaning specified in Section 2.2.1(a).
     “Radio Compliance” means radio frequency (RF) compliance with (i) relevant FCC requirements, including as applicable FCC Part 27, FCC Part 15, and FCC specific absorption requirements, and (ii) relevant WiMAX specifications.
     “Receiving Party” has the meaning specified in Section 15.1(a).
     “Representatives” has the meaning specified in Section 15.1(b)(i).
     “Reseller Agreement” means an agreement for the purchase of any Wireless Broadband Service on a wholesale basis and resale of such Wireless Broadband Service, whether as a mobile virtual network operator or otherwise.
     “Residuals” has the meaning specified in Section 15.2(d).
     “Restricted Entity” means any of the following (including any Controlled Affiliate of the following and any successor to any of the following or any of their Controlled Affiliates): [*****].
     “Rules” has the meaning specified in Section 17.8(b).
     “Sale of License” has the meaning specified in Section 13.4(a).
     “Sale Proposal” has the meaning specified in Section 13.4(b).
     “Service” has the meaning specified in Section 2.11.1(a).
     “Service Assumption Agreement” has the meaning specified in Section 13.4.

     “Significant Manufacturer” means each of [*****] and any other Person whose Devices account for more than [*****] of the total number of Devices sold in any 12-month period.
     “SIG Party” means each of Comcast, TWC, Brighthouse and Sprint, and, to the extent Google or Intel exercises its 4G MVNO Option, Google and/or Intel, as applicable, until such time, in each case, this Agreement is terminated with respect to such Party and the applicable Phase-Out Period has expired in accordance with the terms of this Agreement.
     “SIG Party Client Manager” means any connection manager downloaded from the SIG Party by, or otherwise provided by a SIG Party to, an End User for a Generic Embedded Device.
     “SIG Party Data Content and Applications” has the meaning specified in Section 6.2.2.
     “SIG Party-Defined Devices” means, with respect to any SIG Party, any Device developed by or on behalf of such SIG Party (for example, aircards and modems, handsets, wireless PDAs and personal media players) that is capable of operating on the Clearwire Network, is purchased by a SIG Party from OEMs and is sold through such SIG Party’s distribution channels.
     “SIG Party Indemnitee” has the meaning specified in Section 12.2.
     “SIG Party Marks” has the meaning specified in Section 11.1.2.
     “Simple Non-Standard Network Service” has the meaning specified in Section 2.2.3(b)(ii).
     “Specified Percentage” has the meaning set forth in the Equityholders’ Agreement (as such term is defined in the Transaction Agreement).
     “Sprint” has the meaning specified in the recitals.
     “Sprint Core Services” means a Sprint Wireless Service or a Sprint Wireline Service.
     “Sprint Divested Business” has the meaning specified in Section 16.1(b).
     “Sprint Divestiture Date” has the meaning specified in Section 16.1(b).
     “Sprint Network” means the CDMA network owned and operated by Sprint, Sprint’s Controlled Affiliates and/or certain network affiliates of Sprint and its Controlled Affiliates.
     “Sprint Wireless Service” means a [*****].
     “Sprint Wireline Service” means, with respect to any Market, any [*****].
     “Standalone Bundling Threshold” has the meaning specified in Section 2.3.2(a).
     “Standalone End User” has the meaning specified in Section 2.3.2(b).
     “Standard Network Services” are the Wireless Broadband Services provided by Clearwire to Clearwire Retail Customers that provide voice and data transmission functionality and access (but, for the avoidance of doubt, excluding any wireless services provided over the Sprint Network).
     “Taxes” means all taxes including federal, state, local or foreign sales, use, excise, gross receipts, withholding or other taxes, levies, duties, tariffs or other assessments or government charges of any nature whatsoever imposed by any Taxing Authority on or with respect to the Wireless Broadband Service, excepting (i) taxes on the net income of Clearwire or (ii) taxes levied on real or personal property. Taxes shall also include penalties, additions to tax, fines or interest.
     “Taxing Authority” means the Internal Revenue Service and any other Federal, state, local or foreign governmental authority, agency or instrumentality responsible for the administration of any Taxes.
     “Term” has the meaning specified in Section 3(b).
     “Third-Party Expert” has the meaning specified in Section 17.8(b).
     “Transfer Intent Notice” has the meaning specified in Section 14.2(c).
     “Transfer Restrictions Termination Fee” has the meaning specified in Section 14.2(c).

     “Transaction Agreement” means the Transaction Agreement and Plan of Merger dated as of May 7, 2008 among Clearwire Corporation, Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable Inc., Advance/Newhouse Partnership, Google Inc. and Intel Corporation, as amended, modified or supplemented from time to time.
     “Transition Assistance” has the meaning specified in Section 13.7.
     “TWC” has the meaning specified in the preamble.
     “Ultimate Parent” means, with respect to any Person at any time, the Person (other than any natural person or any trust or other investment vehicle established primarily for the benefit of any natural person) that directly or indirectly controls such Person and all other Persons with a direct or indirect controlling interest in such Person, which, on the Effective Date, (i) in the case of Brighthouse is Advance/Newhouse Partnership, (ii) in the case of Comcast is Comcast Corporation, (iii) in the case of TWC is Time Warner Cable Inc., (iv) in the case of Sprint is Sprint Nextel Corporation, (v) in the case of Clearwire is Clearwire Parent, (vi) in the case of Google is Google Inc. and (vii) in the case of Intel is Intel Corporation (it being understood that if a publicly traded corporation or other entity directly or indirectly controls any Person, such publicly traded corporation or other entity shall be deemed to be the Ultimate Parent of such Person regardless of whether any other Person may have a direct or indirect controlling interest in such publicly traded corporation or other entity).
     “USF” has the meaning specified in Section 7.7.1.2.
     [*****]
     “VM” has the meaning specified in Section 2.3.5(b).
     “VM Obligation” has the meaning specified in Section 2.3.5(b).
     [*****]
     “WiMAX” means the IEEE 802.16e-2005 Wave 2 conforming technology standard, including future evolution thereof (as defined by the WiMAX Forum).
     “WiMAX Forum” means the industry-led, non-profit corporation formed to promote and certify compatibility and interoperability of broadband wireless products utilizing industry standard, IEEE 802.16.
     “Wireless Broadband Service” means any service technically capable of being provided over the Clearwire Network and to be provided by Clearwire or any of its Controlled Affiliates under this Agreement, including any service utilizing a Network Enabler, but excluding any service that is not within or reasonably related to Clearwire’s commercial offerings and not provided to any Other Reseller; provided that Wireless Broadband Service shall not include any applications or content offered by Clearwire, its Controlled Affiliates or third parties over the Clearwire Network or any service that Clearwire may not provide over the Clearwire Network under Applicable Law.
     “Wireless Data Card” means a wireless PC card that has been certified to operate on the Clearwire Network.
     “Wireless PDA” means a handheld device that combines computing, Internet, and networking features, serves as a personal organizer, and supports Wireless Broadband Service.
     2. SIG Party Relationship
          2.1 General
Under and as more fully described in this Agreement, Clearwire will provide and sell the Wireless Broadband Service to each SIG Party. Clearwire hereby authorizes each SIG Party and its Controlled Affiliates to market the Wireless Broadband Service as its MVNO Service as more fully described in this Agreement.

          2.2 Services Provided
               2.2.1 Roadmap
     (a) Within 30 days after the end of each calendar quarter during the Term (excluding any Phase-Out Period), Clearwire will provide each SIG Party with a rolling 36-month roadmap (each, a “Quarterly Roadmap”) of Clearwire’s plans for (x) development and roll-out of new Standard Network Services, Non-Standard Network Services (including Non-Standard Network Services requested by any Founding Partner or any Other Reseller) in accordance with Section 2.2.3), Generic Embedded Devices, application programming interfaces and other new wholesale interfaces and systems (each, a “Clearwire Wholesale Offering” and, collectively, the “Clearwire Wholesale Offerings”), (y) modifications, enhancements and updates to existing Clearwire Wholesale Offerings approved for development by Clearwire and (z) the timing and location of new Market launches or changes to existing Markets.
     (b) The Quarterly Roadmap will include, among other things, the relative timing, status and progression of development of each Clearwire Wholesale Offering and the remaining steps (including a detailed description of any development or decision gates and timing thereof, which shall include at a minimum the information set forth on Schedule 2.2.1(b) attached hereto) required to complete such development, such that each SIG Party (i) can anticipate upcoming changes and additions to the Clearwire Wholesale Offerings; (ii) can recommend desired features and functionality for inclusion in the Clearwire Wholesale Offerings; and (iii) can make timely requests for Non-Standard Network Services in accordance with the terms of this Agreement; provided, however, that Clearwire may in good faith limit any information relating to any Clearwire Wholesale Offerings otherwise required to be set forth on a Quarterly Roadmap solely to the extent necessary to comply with its confidentiality obligations to any third party (it being understood that Clearwire shall use its reasonable best efforts to maximize the information that may be disclosed to the SIG Parties by including each SIG Party as a permitted recipient in new confidentiality agreements and entering into amendments to existing confidentiality agreements with third parties to include each SIG Party as a permitted recipient).
     (c) Clearwire shall thereafter, and subject to the proviso set forth in Section 2.2.1(b), make available to each SIG Party such additional information reasonably requested by such SIG Party with regard to any Clearwire Wholesale Offering, including, to the extent known, the technical specifications thereof, on a non-discriminatory basis with providing such information to any other Founding Partner or any of its Controlled Affiliates (and on a no less favorable basis (as to the SIG Parties) than any Other Reseller).
     (d) The Parties and the other Founding Partners shall establish a discussion vehicle to review and discuss the Quarterly Roadmap (such vehicle, the “Forum”). During the Term (including any Phase-Out Period), the Forum shall consist of one representative of each of the Founding Partners and at least one representative of Clearwire. The members of the Forum shall discuss the matters set forth in the Quarterly Roadmap at each meeting. In addition to the matters set forth in the Quarterly Roadmap, the members of the Forum shall discuss (i) new Clearwire Wholesale Offerings, (ii) modifications, enhancements and updates to existing Clearwire Wholesale Offerings, (iii) new Clearwire Wholesale Offerings requested by any SIG Party in accordance with this Agreement, and (iv) the timing and location of new Market launches or changes to existing Markets, in each case that are not set forth in the Quarterly Roadmap. The members of the Forum may also discuss any other matters requested to be discussed by any of the Founding Partners. The Forum will meet at least once per quarter in a location and at a time to be agreed upon by the members of the Forum.
               2.2.2 Development and Offering of Standard Network Services
     (a) The Wireless Broadband Services to be provided under this Agreement will include Standard Network Services. Schedule 2.2.2 attached hereto sets forth (i) the initial Standard Network Services to be provided hereunder (the “Initial Standard Network Services”) along with the target commercial launch dates associated with such Initial Standard Network Services and (ii) the underlying Network Enablers required to provide the Initial Standard Network

Services along with the target dates associated with the development of such Initial Standard Network Services (the “Initial Network Enablers”). Clearwire will use its commercially reasonable efforts to develop each Initial Network Enabler and to make available each Initial Standard Network Service for sale by the SIG Parties, in each case, by the applicable target date for such Initial Standard Network Service or Initial Network Enabler, as the case may be, set forth on Schedule 2.2.2.
     (b) Any Standard Network Services will be provided by Clearwire to the SIG Parties as follows:
(i)	During the Term (including any Phase-Out Period), Clearwire will continue to develop and launch new Standard Network Services. If Clearwire elects to offer for sale at retail a Non-Standard Network Service previously requested by any SIG Party(ies), then such service will thereafter be deemed a Standard Network Service, subject to the reimbursement of development costs in accordance with Schedule 7.1. Each Standard Network Service will be made commercially available to each SIG Party on or before the time such Standard Network Service is first made commercially available to any Customer (and at the same time such Standard Network Service is first made commercially available to any other Founding Partner or any of its Controlled Affiliates) on terms and pricing established in accordance with the provisions of this Agreement.

(ii)	The Parties will use the Forum to enable each SIG Party to provide input on the development of Standard Network Services and Clearwire agrees to in good faith take into consideration such input in its development process.

(iii)	Each SIG Party will be given non-discriminatory access to each Standard Network Service and each Network Enabler underlying each Standard Network Service on an equal priority and quality basis with Clearwire, and Clearwire will make available personnel, support, information (both technical and systems) and testing relating to each such Standard Network Service and Network Enabler on an equal priority and quality basis with Clearwire, such that neither Clearwire nor any Founding Partner will have any informational or process advantage over any other Person in commercially launching such new Standard Network Service and/or utilizing such Network Enabler; provided, however, that nothing in this clause (iii) will preclude the commercial launch or provision of a Standard Network Service or utilization of a Network Enabler underlying a Standard Network Service by any Party in advance of any other Party as long as such Standard Network Service or Network Enabler is made available to each Party and each other Founding Partner at the same time in accordance with the terms and provisions of this Agreement.
                    2.2.3 Requested Non-Standard Network Services
     (a) One or more SIG Parties may from time to time request in writing that Clearwire provide it with a Non-Standard Network Service (each, a “Non-Standard Network Service Request”). In the event that any SIG Party elects to make a Non-Standard Network Service Request under this Section 2.2.3, such SIG Party(ies) will provide Clearwire with written notification of such Non-Standard Network Service Request, which shall set forth (i) the technical prerequisites and requested design and functionality of such Non-Standard Network Service Request in reasonable detail and (ii) whether the Non-Standard Network Service requested is a Complex Non-Standard Network Service or a Simple Non-Standard Network Service (in each case, as defined below).
     (b) Subject to Section 2.2.3(e) below, as soon as reasonably practicable, but no later than [*****], in the case of a Simple Non-Standard Network Service, or [*****], in the case of a Complex Non-Standard Network Service, following receipt of the Non-Standard Network Service Request, Clearwire shall deliver to the SIG Party(ies) making such request a written response setting forth (i) Clearwire’s good faith determination of whether the requested Service is a Simple

Non-Standard Network Service or a Complex Non-Standard Network Service; (ii) direct costs and expenses, if any, associated with any new Network Enabler(s) and/or any modifications, enhancements or updates to existing Network Enabler(s) required to make such new Non-Standard Network Service available, (iii) the recurring charge (if any) and other terms on which Clearwire proposes to make such new Non-Standard Network Service available to the requesting SIG Party(ies), which shall be determined in accordance with Section 7 of this Agreement, (iv) the expected timeline for the development and launch of the such new Non-Standard Network Service, and (v) the technical specifications and architecture thereof. For purposes of this Agreement:
(i)	“Complex Non-Standard Network Service” means a Non-Standard Network Service that is not a Simple Non-Standard Network Service.

(ii)	“Simple Non-Standard Network Service” means a Non-Standard Network Service of a type set forth in Schedule 2.2.3(b) as it may be amended from time to time in accordance with the terms of this Agreement.
     (c) During the [*****] period, in the case of a Simple Non-Standard Network Service, or [*****] period, in the case of a Complex Non-Standard Network Service, after the delivery by Clearwire of such written response, Clearwire shall provide such additional information related to such response reasonably requested by the requesting SIG Party(ies) and shall consider in good faith any changes to such written response reasonably requested by the requesting SIG Party(ies). At any time prior to the end of such [*****] period or [*****] period, as the case may be, the requesting SIG Party(ies) shall have the right to (i) elect to proceed with the Non-Standard Network Service Request on the terms described in Clearwire’s written response (as such response may be modified as described above) upon delivery of written notice thereof to Clearwire, (ii) refer such matter to dispute resolution pursuant to Section 17.7 or (iii) elect not to proceed with such Non-Standard Network Service Request (it being understood that the failure by the requesting SIG Party(ies) to either elect to proceed with the Non-Standard Network Service Request or refer such matter to dispute resolution during such [*****] period or [*****] period, as the case may be, shall be deemed to constitute an election not to proceed with such Non-Standard Network Service Request). Upon the election or deemed election by the requesting SIG Party(ies) not to proceed with the Non-Standard Network Service Request, Clearwire shall have no further obligation to deliver such the Non-Standard Network Service requested pursuant to this Section 2.2.3.
     (d) If Clearwire receives a timely election to proceed from the requesting SIG Party(ies) for a Non-Standard Network Service Request (or Clearwire and the requesting SIG Party(ies) otherwise agree to proceed with such Non-Standard Network Service Request through the dispute resolution process or otherwise), Clearwire shall use commercially reasonable efforts to make such Non-Standard Network Service commercially available as soon as reasonably practicable, but (so long as technically reasonable and except to the extent such delay is caused by any third party or the SIG Party(ies)) in no event later than:
(i)	For any Simple Non-Standard Network Service request, the date which is [*****] after the receipt of the election to proceed (or, if applicable, such time that Clearwire and the requesting SIG Party(ies) otherwise agree to proceed with such Non-Standard Network Service Request through the dispute resolution process or otherwise), it being understood that (A) with respect to the Simple Non-Standard Network Service category, the Parties understand that there are gradations of development times associated with developing services falling within such category, with certain services [*****] requiring less time than others and (B) the requesting SIG Parties may, with respect to pending Simple Non-Standard Network Services requests made by the SIG Parties, direct Clearwire as to the appropriate prioritization of such requests so as to expedite the availability of those requests determined to be of the highest priority by the SIG Parties among all such pending Simple Non-Standard Network Services requests made by the SIG Parties; or

(ii)	For any Complex Non-Standard Network Service request, the date which is 18 months after the receipt of the election to proceed (or, if applicable, such time that

Clearwire and the requesting SIG Party(ies) otherwise agree to proceed with such Non-Standard Network Service Request through the dispute resolution process or otherwise).
     (e) Notwithstanding anything in this Section 2.2.3 to the contrary, Clearwire shall not be required to [*****].
     (f) If one or more SIG Party(ies) request a Complex Non-Standard Network Service (other than any Complex Non-Standard Network Service described in clauses (i) or (ii) of Section 2.2.3(e)), [*****].
     (g) Notwithstanding anything to the contrary in this Section 2.2.3 and subject to Section 2.11:
(i)	If any Founding Partner(s) delivers a Non-Standard Network Service Request or any other request for a Non-Standard Network Service, Clearwire shall promptly thereafter deliver a copy of such request to each SIG Party or each other SIG Party, as applicable, and Clearwire will thereafter deliver a copy of its written response (or any change thereto) to each SIG Party or each other SIG Party, as applicable, contemporaneously with the delivery thereof to the requesting Founding Partner;

(ii)	Each SIG Party shall have the right at any time, by delivering written notice to Clearwire, to require that Clearwire [*****];

(iii)	With respect to each new Non-Standard Network Service made available to any [*****]; and

(iv)	Each SIG Party will be given non-discriminatory access to each Non-Standard Network Service and each Network Enabler underlying any Non-Standard Network Service on an equal priority and quality basis with each other Founding Partner (and on a no less favorable basis (as to the SIG Parties) than any Other Reseller), and Clearwire will make available personnel, support, information (both technical and systems) and testing relating to each such Non-Standard Network Service and Network Enabler on an equal priority and quality basis with each other Founding Partner (and on a no less favorable basis (as to the SIG Parties) than any Other Reseller).
               2.2.4 Future Network Services; Certain Applications
     (a) Clearwire will use commercially reasonable efforts to provide support for [*****] by [*****], or if such target date is not met, as soon as reasonably practicable thereafter. Each Party hereto will work to [*****] in accordance with Schedule 2.2.4(a) attached hereto.
     (b) Clearwire will use its commercially reasonable efforts to develop appropriate Network Enablers [*****] by [*****], or if such target date is not met, as soon as reasonably practicable thereafter. Each SIG Party will be one of Clearwire’s lead partners in testing [*****], and Clearwire will use its commercially reasonable efforts to make available to participating SIG Parties (in a manner no less favorable than any other lead testing partners) adequate personnel, support, information, technical and operational specifications and other resources reasonably determined by Clearwire necessary for such SIG Party to test the capabilities of the [*****].
     (c) Clearwire will use its commercially reasonable efforts to support and cooperate with each SIG Party to integrate the Clearwire Network and MVNO Services, to the extent technically feasible, with such SIG Party’s [*****], as set forth in Schedule 2.2.4(c) attached hereto.
     (d) With respect to any application developed by Clearwire that is to be provided to any [*****] shall be as mutually agreed between Clearwire and the SIG Party, subject to Section 2.11.

               2.2.5 Roaming
To the extent technically feasible, Clearwire shall at all times during the Term (including any Phase-Out Period) applicable to any SIG Party, make available to End Users of each SIG Party in connection with Clearwire’s Standard Network Service and Non-Standard Network Service offerings all roaming services that Clearwire or any of its Controlled Affiliates has the right to make available to Customers and/or end user customers of any Founding Partner or any of its Controlled Affiliates or any Other Reseller.
               2.2.6 Certain Limitations
In no event will Clearwire or any of its Controlled Affiliates be liable under the terms of this Agreement or otherwise for any delay or failure in delivering any Services or establishing a SIG Party’s ability to use Services under this Section 2.2 to the extent such delay or failure is directly attributable to a third party’s or a SIG Party’s action, inaction or omission.
          2.3 Limited Purpose; No Disparagement
               2.3.1 Sales and Marketing Restrictions
The Parties acknowledge and agree that each SIG Party is a limited purpose reseller of the Wireless Broadband Service and that each SIG Party will in good faith structure [*****] a Permitted Bundle.
               2.3.2 Limitation on Non-Bundled Sales
     (a) Each SIG Party agrees that at no time during the Term (excluding any Phase-Out Period) applicable with respect to such SIG Party will more than [*****]% (the “Standalone Bundling Threshold”) of such SIG Party’s total End Users be Standalone End Users.
     (b) For purposes of this Agreement, a “Standalone End User” is an End User of a SIG Party not purchasing MVNO Service (other than sales made pursuant to an Agency Agreement) on an account as part of a Permitted Bundle; provided that if an End User of a SIG Party purchases MVNO Service on an account as part of a Permitted Bundle, and such End User later cancels all MSO Core Services or Sprint Wireless Services on such account, such End User shall not be considered to be a Standalone End User.
     (c) Each SIG Party agrees that if the percentage of a SIG Party’s Standalone End Users exceeds the Standalone Bundling Threshold for [*****].
     (d) Clearwire agrees, on behalf of itself and its Controlled Affiliates, that the sole and exclusive remedy for [*****].
               2.3.3 Certain Understandings
Solely for purposes of this Section 2.3, to the extent that multiple lines of MVNO Service are purchased on one account from a SIG Party, where the holder of that account is solely liable for all such lines under that account, (i) the Person named as the account holder on such account shall be deemed to be the End User of each line of MVNO Service purchased on such account and (ii) for purposes of Section 2.3.2(a), such Person shall be considered to be a separate End User for each line of MVNO Service purchased on such account. For example, if a business purchases on one account from a SIG Party 150 lines of the MVNO Service for its employees as part of a Permitted Bundle, such business (and not any of the employees using MVNO Service) would be the End User of all 150 lines of MVNO Service purchased from such SIG Party and because such business is purchasing MVNO Service as part of a Permitted Bundle, such business would be counted as 150 separate End Users of such SIG Party, none of which would be a Standalone End User. Similarly, if a family member purchases on the same account from a SIG Party five lines of MVNO Service for individual family members as part of a Permitted Bundle, such family member (and not any other family member) would be the End User of all five lines of MVNO Service purchased from such SIG Party, and because such family member is purchasing such MVNO Service as part of a Permitted Bundle, such family member would be counted as five separate End Users of such SIG Party, none of which would be a Standalone End User. Conversely, in either case, if the business or family member does not purchase the MVNO Service as part of a

Permitted Bundle, such business or family member would be included as 150 or five, respectively, separate Standalone End Users for purposes of the calculation in Section 2.3.2(a).
               2.3.4 Limitation on [*****]
Each SIG Party agrees that during the Term (excluding any Phase-Out Period) applicable with respect to such SIG Party, such SIG Party will not [*****].
               2.3.5 Limitation on Reselling
     (a) Except as set forth in Section 2.7, no SIG Party will, directly or indirectly, (i) enter into any arrangement with any Person granting such Person any rights to purchase MVNO Service from such SIG Party for resale, or (ii) sell any Wireless Broadband Services to any other Person for resale or permit any other Person to resell any Wireless Broadband Services; provided, that a SIG Party may wholesale Wireless Broadband Services to (x) [*****] and (y) [*****], in each case, for the purposes of such Person reselling the Wireless Broadband Services to [*****] as part of a Permitted Bundle.
     (b) Notwithstanding the foregoing resale restrictions set forth in Section 2.3.5(a), Sprint shall have the limited right to resell the Wireless Broadband Service to Virgin Mobile USA, LLC (“VM”), and solely to the extent necessary, for Sprint to satisfy its obligations (the “VM Obligation”), as such VM Obligation is in effect on May 7, 2008, set forth in that certain First Amendment to Amended and Restated PCS Services Agreement by and between Sprint and VM, dated as of October 16, 2007 (a full and complete copy of which is attached hereto as Schedule 2.3.5(b)); provided that (x) Sprint shall be responsible for any breach of this Agreement by VM and (y) any act or omission by VM that would be a breach of this Agreement if performed by Sprint shall be deemed to be a breach by Sprint of this Agreement. Sprint agrees (i) that if it amends, modifies or supplements the VM Obligation in a manner that would specifically expand the VM Obligation without Clearwire’s prior written consent (which may be withheld in Clearwire’s sole discretion), the exception to the resale restriction set forth above will be null, void and of no effect, and (ii) the terms under which Sprint provides VM the Wireless Broadband Services will be structured in a manner that is consistent with Section Error! Reference source not found., with VM deemed to be an “Other Reseller” for purposes of the application of such Section.
               2.3.6 Reporting; Audit
Clearwire, at its expense, shall have the right during the Term to, upon at least 15 Business Days prior written notice, inspect and audit at the offices of each SIG Party during normal business hours all relevant books and records to determine compliance with Section 2.2.3(a) and the amount of any payments required to be made pursuant to Section 2.3.2(c) (it being understood that such inspection and audit shall be conducted by an independent third party designated by Clearwire and if such third party is not a “Big 4” accounting firm, then such SIG Party shall have the right to approve Clearwire’s designation of such third party (which approval shall not be unreasonably withheld, conditioned or delayed)). In no case will the audit rights in this Section 2.3.2 be exercised prior to the first anniversary of the Effective Date or more frequently than once per calendar quarter. Any information provided to Clearwire under this Section 2.3.2 and any information derived from, and the process of, such review shall be Confidential Information and subject to the terms of Section 15. In the event that such audit reveals that (i) [*****] such SIG Party agrees to pay the reasonable expenses of the independent third party auditor. If any such examination reveals a discrepancy such that the amount paid by any SIG Party is lower than the amount which should have been paid by such SIG Party pursuant to Section 2.3.2(c), such SIG Party shall pay the amount of such discrepancy plus interest on the amount of such discrepancy at the rate of 1% per month from the date on which such amount should have been paid through the date on which payment is made to Clearwire; provided, however, that in no event shall a SIG Party be required to make any such payment to the extent that such discrepancy relates to any amount that should have been paid more than 36 months earlier.
               2.3.7 No Disparagement
During the Term (including any Phase-Out Period) applicable to any SIG Party, each of Clearwire, on the one hand, and such SIG Party, on the other hand, agrees that it will not, and will cause its Controlled

Affiliates not to, disseminate any advertising, marketing or other communications that compares the relative prices of the Wireless Broadband Service offered by Clearwire or any of its Controlled Affiliates and the MVNO Service offered by such SIG Party or its Controlled Affiliates by specifically identifying the other Party by name or by referencing the other Party’s Wireless Broadband Service or MVNO Service, as the case may be, offerings by brand or trade name.
          2.4 SIG Party Participation
     (a) Each Party hereby acknowledges and agrees that each of Google Inc. and Intel Corporation have been granted the option (the “4G MVNO Agreement Option”) pursuant to, in the case of Google Inc., a written agreement in substantially the form set forth in Schedule 2.4(a)(1) or, in the case of Intel Corporation, a written agreement in substantially the form set forth in Schedule 2.4(a)(2) (each, an “Opt-In Agreement”) pursuant to which each of Google Inc. and Intel Corporation or any of their respective Controlled Affiliates shall have the right to become a “Party” to this Agreement, as it may have been amended or modified after the Effective Date, as a “SIG Party” hereunder upon (i) the execution by Google Inc., Intel Corporation or any of their respective Controlled Affiliates, as applicable, of a joinder agreement in substantially the form attached as Schedule 2.4(a)(3) hereto under which Google Inc. or Intel Corporation or any such Controlled Affiliate, as applicable, will agree to be bound by, and subject to, all of the covenants, terms and conditions of this Agreement applicable to a “SIG Party” hereunder generally, and to “Google”, in the case of Google Inc. or its Controlled Affiliate, and to “Intel”, in the case of Intel Corporation or its Controlled Affiliate, specifically and (ii), to the extent a Controlled Affiliate of Google Inc. or Intel Corporation, as applicable, will become a party to this Agreement and Clearwire determines reasonably necessary, the Ultimate Parent of such Controlled Affiliate executes a Guaranty Agreement in substantially the form attached hereto as Attachment 1 or a letter agreement in substantially the form attached hereto as Attachment 2. Upon the admission of Google Inc. or Intel Corporation or any such Controlled Affiliate, as applicable, as a Party hereunder in accordance with the immediately preceding sentence, such Person, as applicable, shall be entitled to all rights available to, and subject to all of the obligations imposed on, a SIG Party hereunder generally and on “Google”, in the case of Google Inc. or its Controlled Affiliate, and on “Intel”, in the case of Intel Corporation or its Controlled Affiliate, specifically, and the terms of this Agreement shall otherwise remain unchanged. Clearwire hereby agrees that neither it nor any of its Controlled Affiliates will amend or otherwise modify the terms of the Opt-In Agreement applicable to Google Inc. or Intel Corporation or, prior to the exercise by Google Inc. or Intel Corporation or any such Controlled Affiliate, as applicable, of its 4G MVNO Agreement Option, enter into a Reseller Agreement with Google Inc., Intel Corporation or any of their respective Controlled Affiliates other than in connection with the exercise of the 4G MVNO Agreement Option. In addition, Clearwire hereby agrees that neither it nor any of its Controlled Affiliates will amend or otherwise modify the provisions of the Market Development Agreement dated as of the date hereof (as such agreement may be amended, modified or supplemented from time to time in accordance with this sentence, the “Intel Commercial Agreement”) between Clearwire and Intel Corporation that specify the terms and conditions of the 4G MVNO Election or Combined MVNO Election (in each case, as defined in the Intel Commercial Agreement) (the “Intel Election Provisions”), without the prior written consent of each SIG Party; provided, that, for the avoidance of doubt, the consent of the SIG Parties shall not be required for (i) any amendment or modification of any of the other terms and conditions of the Intel Commercial Agreement other than the Intel Election Provisions, (ii) any agreement by Clearwire and Intel to continue the Intel Commercial Agreement in effect, in whole or in part, modified or unmodified, following either such election by Intel, or (iii) subject to Section 2.4(b) of this Agreement, any other agreement or understanding with Intel or any of its Controlled Affiliates that does not have the effect of amending or modifying the Intel Election Provisions.
     (b) Each Party acknowledges and agrees that if Clearwire or any of its Controlled Affiliates (w) enters into any other agreement or understanding with any Founding Partner that amends, modifies or supplements the terms of this Agreement, (x) enters into any other Reseller Agreement with respect to any other Founding Partner or any of its Controlled Affiliates, (y) enters into any Agency Agreement with respect to any other Founding Partner or (z) otherwise amends, modifies or supplements such Founding Partner’s rights or obligations hereunder or thereunder

(including changing any pricing, the services to be provided (including the provision of additional services) or the manner in which services are to be provided, but expressly excluding the Opt-In Agreements), such Founding Partner (or, if such Founding Partner is not a Party, Clearwire) shall promptly thereafter deliver a notice to each SIG Party (with a copy thereof to Clearwire) then party to this Agreement of the entry into of such agreement or understanding attaching an execution copy thereof, and each SIG Party shall at any time thereafter have the right to cause Clearwire to enter into an agreement with it on substantially the same terms and conditions as such agreement or understanding with such other Founding Partner [*****]; provided that to the extent that Clearwire in any manner amends, modifies or supplements the bundling terms applicable to any Founding Partner (other than pursuant to Section 2.11) from those set forth in this Agreement with respect to such Founding Partner or any of its Controlled Affiliates (including by means of entering into a separate Reseller Agreement with such Founding Partner or any of its Controlled Affiliates), but excluding provisions permitting sales on a stand-alone basis under an Agency Agreement), each SIG Party shall have the right to any more favorable bundling terms [*****].
     (c) Clearwire hereby agrees that upon any Person becoming a party to this Agreement pursuant to Section 2.4(a), Clearwire shall, promptly following the delivery by such Person of the applicable joinder agreement in accordance with such section, cause its Ultimate Parent to enter into a letter agreement with such Person in substantially the form attached hereto as Attachment 3 hereto.
          2.5 Brand Restrictions
     (a) Each SIG Party will be responsible for the advertising, marketing, promotion, billing and sales of its MVNO Services. Subject to Section 2.5(b) and except as consented to in writing by Clearwire, each SIG Party shall advertise, market, promote or sell its MVNO Service only under a brand (i) owned by the SIG Party or any of its Controlled Affiliates or (ii) licensed by such SIG Party from a third party under a license that gives such SIG Party the right to use such brand; provided that the subscribers acquired by any SIG Party or any of its Controlled Affiliates through the use of any brand described in the foregoing clause (ii) shall be solely such SIG Party’s End Users and such SIG Party shall be solely responsible for maintaining the customer service and billing relationship with such End Users. Notwithstanding the foregoing clause (ii), each SIG Party agrees that it will not utilize any brand (other than any brand owned by Sprint or any of its Controlled Affiliates) associated with [*****] or any brand associated with serious moral turpitude that would reasonably be expected to cause material harm to the reputation or goodwill of Clearwire if used to brand such SIG Party’s MVNO Service.
     (b) If mutually agreed by a SIG Party and Clearwire, then that SIG Party may use one or more of Clearwire’s brands in connection with its product offerings [*****]. Any such use of Clearwire’s brands shall be subject to the terms and conditions of a separate license agreement to be mutually agreed between Clearwire and such SIG Party prior to the commencement of such use.
     (c) No SIG Party shall advertise, market or otherwise publicize or promote its MVNO Services in any Market before the earlier of [*****].
          2.6 Control of Clearwire Network
No provision of this Agreement will be construed as vesting in any SIG Party any control whatsoever in any facilities or operations of Clearwire, including the Facilities, or of any third party providing services to Clearwire in support of this Agreement.
          2.7 Right to Make Available to Controlled Affiliate
     (a) Clearwire hereby grants each SIG Party the right, subject to Section 2.3, to make available the Wireless Broadband Service purchased hereunder to any Controlled Affiliate of such SIG Party who shall in turn have the right to make available the Wireless Broadband Service to End Users in accordance with the terms of this Agreement in the same manner and to the same extent as though such Controlled Affiliate were a SIG Party hereunder; provided that (i) each SIG Party shall be responsible for any breach of this Agreement by its Controlled Affiliates, (ii) any act or omission by any SIG Party’s Controlled Affiliate that would be a breach of this Agreement if performed by such SIG Party shall be deemed to be a breach by such SIG Party of this Agreement and (iii) for each SIG Party, the relationship between Clearwire, on the one hand, and such SIG Party and its Controlled Affiliates, on the other hand, shall be managed through a single SIG Party interface.
     (b) MVNO Service made available to end user customers by a Controlled Affiliate of a SIG Party shall be deemed to be sales of MVNO Service by, and such end user customers purchasing MVNO Service shall be deemed to be End Users of, such SIG Party for all purposes of this Agreement (including for billing and invoicing purposes and for purposes of determining its compliance with Section 2.3).
          2.8 Independent Representatives and Agents
Subject the limitations and requirements set forth in Section 2.3, each SIG Party [*****].
          2.9 Unique Characteristics of Relationship
The Parties acknowledge that Clearwire has entered this Agreement, or in the case of Google and Intel, granted the 4G MVNO Agreement Option, in consideration of the collective sales and marketing capabilities of each SIG Party, the unique characteristics of each SIG Party, their collective marketplace position and the unique nature of the relationship between Clearwire and each SIG Party as set forth in this Agreement and, in the case of the MSO Parties, the services or support that may be provided by the SIG Parties as contemplated by Section 2.10.
          2.10 Services Provided to Clearwire
Clearwire, on the one hand, and each MSO Party, on the other hand, will discuss mutually acceptable arrangements with respect to Clearwire’s access to fiber, tier 1 peering, collocation in facilities, VoIP services and content from, to the extent applicable, each SIG Party. In addition, Clearwire will discuss mutually acceptable terms on which Clearwire will be permitted to advertise on any MSO Party network.
          2.11 Most Favored Reseller
Subject to the terms of this Section 2.11, each SIG Party is hereby accorded the right to receive “most favored reseller” terms and conditions from Clearwire and its Controlled Affiliates with respect to the provision by Clearwire or any of its Controlled Affiliates of Wireless Broadband Service hereunder, as described below.
               2.11.1 Economic Terms
     (a) For purposes of this Agreement, a “Service” means a Standard Network Service or Non-Standard Network Service (with the distinction between what constitutes a separate and distinct Standard Network Service or Non-Standard Network Service determined in accordance with Schedule 7.1), and an “Other Reseller” means any reseller of Wireless Broadband Service in the United States other than [*****].
     (b) [*****].
     (c) [*****].
     (d) [*****].
     (e) [*****].
               2.11.2 [*****]
     (a) [*****].
     (b) [*****].
               2.11.3 [*****]
     (a) [*****].
     (b) [*****].
     3. Term
     (a) Subject to the termination rights of the Parties set forth herein, the initial term (the “Initial Term”) of this Agreement will be for a period beginning with the Effective Date and ending five years thereafter.
     (b) After expiration of the Initial Term, subject to the termination rights of the SIG Parties set forth in Section 3(c), at the end of each Term, the Term shall automatically be renewed for successive five-year periods (“Five-Year Renewal Periods”).
     (c) Any SIG Party, may terminate this Agreement, solely with respect to itself and no other SIG Party, effective as of the conclusion of the then effective Term, if such SIG Party notifies Clearwire in writing (which notification shall be simultaneously delivered to each other SIG Party then party to this

Agreement) of its intent not to renew its Agreement at least 180 days prior to the expiration of such then effective Term.
     (d) For the avoidance of doubt, the term “Term” shall be determined on a SIG Party-by-SIG Party basis and shall mean: (i) with respect to any SIG Party, the Initial Term together with any the Five-Year Renewal Periods during which such SIG Party remains a party to this Agreement and (ii) with respect to Clearwire, the Initial Term together with the Five-Year Renewal Periods thereafter until each SIG Party has terminated this Agreement.
     4. Conditions Precedent
As conditions precedent to Clearwire’s and its Controlled Affiliates’ obligation to provide and sell the Wireless Broadband Service under this Agreement to the applicable SIG Party, each of Comcast, TWC and Brighthouse shall have provided to Clearwire the Guaranty by its Guarantor pursuant to Section 7.8, Sprint shall have provided to Clearwire a letter agreement in substantially the form attached hereto as Attachment 2 and, in the case of Google and Intel, Google and Intel (as the case may be) shall have provided Clearwire the Guaranty by its Guarantor or a letter agreement in substantially the form attached hereto as Attachment 2 by its Ultimate Parent, in accordance with Section 2.4(a).
     5. Representations and Warranties and Covenants
          5.1 General Warranties
Each SIG Party represents and warrants to Clearwire, and Clearwire represents and warrants to each SIG Party, that: (i) it is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted; (ii) it has the power and authority to execute and deliver this Agreement and perform its obligations hereunder and activities contemplated hereby; (iii) it is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on its ability to fulfill its obligations hereunder; (iv) this Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or effecting creditors’ rights or by general equity principles); (v) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary actions; (vi) the execution, delivery and performance of this Agreement by it and the consummation by the transactions contemplated herein will not conflict with, violate or result in a breach of (a) any Applicable Law, (b) any of the terms, conditions or provisions of its organizational documents or (c) any material agreement or instrument to which it is or may be bound or to which any of its material properties, assets or businesses is subject; and (vii) it has not received any currently effective notice of default under any agreement or instrument that could reasonably be expected to impair in any material respect its ability to perform under this Agreement.
          5.2 Compliance with Laws
Each Party will conduct its activities in furtherance of or in connection with this Agreement in compliance with Applicable Law in all material respects.
          5.3 Litigation
Each Party represents and warrants that there are no actions, suits, proceedings or investigations pending or, to the knowledge of such Party, threatened against or affecting such Party or any of its properties, assets or businesses in, before or by any Governmental Authority or any arbitrator, which could, if adversely determined, reasonably be expected to, individually or in the aggregate, have a material adverse effect on such Party’s ability to perform its obligations under this Agreement. Clearwire further agrees that, in the event it becomes aware of any pending or threatened action, suit, proceeding or investigation that would materially affect its ability to perform its obligations under this Agreement, it will expeditiously inform each SIG Party of the pendency or threat of such action, suit, proceeding or investigation, the nature thereof and the potential impact thereof on Clearwire’s ability to perform its obligations under this Agreement.
          5.4 Clearwire Licenses
Clearwire represents and warrants (i) that it has, and will use commercially reasonable efforts to maintain throughout the Term, all required federal, state and local authorizations or licenses to offer the Wireless Broadband Service (subject to any renewal requirements and Applicable Law) and to otherwise perform its obligations under this Agreement; and (ii) that it is, and throughout the Term will remain, in substantial compliance with all applicable legal and regulatory requirements under Applicable Law affecting its business or the Wireless Broadband Services except where any non-compliance would not materially affect Clearwire’s ability to perform its obligations under this Agreement.
     6. Scope of Wireless Broadband Service
          6.1 Wireless Broadband Service
Clearwire shall at all times during the Term (including any Phase-Out Period) applicable to any SIG Party, provide such SIG Party with the Wireless Broadband Service in the coverage area of the Clearwire Network, which as of the date indicated is planned to cover the Markets set forth in Schedule 6.1. Clearwire will have no liability of any kind for a failure to meet the Market coverage area(s) as set forth in Schedule 6.1. If Clearwire enters into any agreement or arrangement pursuant to which Clearwire, any Founding Partner or any Other Reseller can resell wireless broadband services that are the same or substantially similar to the Wireless Broadband Services to their respective end users (including Clearwire Retail Customers) over third-party networks, Clearwire shall secure for each SIG Party the right to resell such wireless broadband services to its End Users over such third-party networks on the same terms and conditions as made available to Clearwire with respect to Clearwire Retail Customers and/or the end users of such Founding Partner or Other Reseller, as the case may be. For the avoidance of doubt, roaming services and services offered by Clearwire over the Sprint Network shall not be subject to this Section 6.1 (it being understood that Clearwire’s obligations to provide roaming services are separately addressed in Section 2.2.5).
          6.2 Scope of Wireless Broadband Service
               6.2.1 General
        (a) The Wireless Broadband Service is available to Devices certified on the Clearwire Network.
        (b) The Wireless Broadband Service will be of a quality and clarity that is the same as the services provided by Clearwire to Customers utilizing the services in the same geographic location and under the same operating environment.
        (c) Clearwire may, from time to time, implement network volume controls that impact the throughput of data traffic and that are designed to protect the Clearwire Network for all users of the Clearwire Network; provided that any such controls shall be consistently applied across Clearwire’s resale and direct operations and shall be applied to the Founding Partners at the same time and in the same manner as such controls are applied to Clearwire Retail Customers (it being understood that any such controls applied to a Non-Standard Network Service shall be consistently applied to the closest equivalent Standard Network Service, absent a reasonable technical justification due to the specific characteristics of such Non-Standard Network Service); provided, further, that Clearwire shall give each SIG Party notice of implementing any such controls substantially contemporaneously with the notice, if any, provided with respect to Clearwire’s direct operations or given to any Other Reseller.
        (d) Without limiting Section 8.1.2(e) but subject to Sections 8.1 and 8.5, under no circumstance shall any SIG Party be prohibited from offering Devices certified on the Clearwire Network that are capable of operating on multiple wireless networks or that are compatible with other wireless services.

               6.2.2 Data Content and Applications
Each SIG Party is responsible for negotiating and implementing its own Content and applications for use with its MVNO Service (“SIG Party Data Content and Applications”) as described in this Agreement. The following additional terms also apply:
        (a) Unless otherwise agreed between a SIG Party and Clearwire, SIG Party Data Content and Applications will not reside on the Clearwire Network;
        (b) Each SIG Party will be solely responsible for obtaining the SIG Party Data Content and Applications; and
        (c) Clearwire is not responsible to any SIG Party or any End Users for any Content that End Users may access through any data services provided under this Agreement, including information, opinions, advice, statements or services that are provided by any SIG Party or other Persons (other than Clearwire or any of its Controlled Affiliates), or any damages resulting therefrom. Clearwire does not guarantee the accuracy, completeness or usefulness of information that is obtained through SIG Party Data Content and Applications. Clearwire makes no representations or warranties regarding the provider, scope or nature of the SIG Party Data Content and Applications that will be available by default to the End User. The inclusion of any Content in the default settings on the End User’s Device is not an endorsement or an acceptance of any liability with respect to the Content.
          6.3 Device Handling Services
        (a) Subject to Section 8.1, each SIG Party will be responsible for making its own arrangements to purchase SIG Party-Defined Devices from manufacturers or Device fulfillment vendors of its choosing (it being understood that with respect to any Device fulfillment vendor that is not already an authorized manufacturer or fulfillment vendor on the Clearwire Network, such Device fulfillment vendor shall be required to comply with all Clearwire policies then in effect with respect to the authorization of manufacturers or fulfillment vendors on the Clearwire Network, provided that such policies are consistently applied across Clearwire’s resale and direct operations).
        (b) Each Party agrees to use commercially reasonable efforts to assist each other Party in obtaining purchase terms (including by means of aggregating Clearwire’s and the SIG Parties’ volumes for Devices offered by Clearwire and such SIG Parties) from Device manufacturers that are more advantageous than such Party could secure acting alone.
        (c) Until [*****] of the Effective Date, each Party agrees that neither it nor any of its Controlled Affiliates has entered into, or following the Effective Date will enter into, one or more agreements or other arrangements with any OEM or other device manufacturer that would grant such Party and/or one or more of its Controlled Affiliates either (i) the exclusive right to offer any individual Device for a period of [*****] at any time after the Effective Date or (ii) the right to [*****] on an exclusive basis at any time after the Effective date, unless, [*****]. Each Party further agrees that neither it nor any of its Controlled Affiliates has entered into, or following the Effective Date will at any time enter into, one or more agreements or other arrangements that would give such Party the exclusive right to [*****], unless each other Party is expressly excluded from such exclusivity restrictions.
        (d) Clearwire may, from time to time and pursuant to mutual agreement of the Parties involved, offer to each SIG Party handling and logistics services, subject to mutual agreement by such SIG Party and Clearwire on commercially reasonable terms to pay for those services.
        (e) Each SIG Party will be responsible for making its own arrangements to purchase accessories from manufacturers and arrange for delivery of those accessories. Clearwire will not provide any handling or logistics services with respect to accessories.
        (f) From and after the Effective Date, Clearwire shall not, and shall cause its Controlled Affiliates not to, enter into any agreement that would prevent any third party retailer,

marketing partner, distributor or authorized sales representative from selling, marketing or otherwise distributing the Wireless Broadband Service offered by any SIG Party or any of its Controlled Affiliates to any Person or in any area, as an agent of such SIG Party or any of its Controlled Affiliates, in accordance with the terms of this Agreement.
          6.4 Coverage Maps and Coverage Data
        (a) Without limiting clause (b) below or Schedule 6.5, Clearwire will make coverage maps, coverage tools and raw coverage data available to each SIG Party in the same form as Clearwire provides to its Customers or otherwise uses in its direct retail operations.
        (b) Clearwire shall, in time frames specified in Schedule 6.5, make available to such SIG Party feeds of coverage maps and data (e.g., MapInfo data (or equivalent)) that, at a minimum, shall be of sufficient detail for such SIG Party to:
(i)	perform serviceability checks and ascertain service levels on the basis of address and latitude/longitude information;

(ii)	produce high-resolution, unbranded coverage map images that can be used for marketing purposes; and

(iii)	create an interactive map platform accessible by End Users of such SIG Party, representatives, potential subscribers and other persons via the world-wide web that would show, at a minimum, the coverage of services and signal levels by address.
        (c) Clearwire shall update the coverage maps and data made available to the SIG Parties contemporaneously with the time that updates to such information are provided to Other Resellers, any other Founding Partner or Clearwire’s retail operations. At no time will the coverage maps and data made available to any SIG Party be materially different from the coverage maps and data produced by Clearwire in connection with its retail operations or made available to Clearwire Retail Customers.
        (d) Clearwire will provide such maps, tools and other coverage data using predictive modeling and mapping techniques commonly used in the wireless service industry to depict, in a commercially reasonable manner, approximate outdoor coverage under normal operating conditions on the Clearwire Network. Wireless Broadband Service may not be available in all areas shown on the coverage maps due to a variety of factors, including relocation or modification of Facilities, environmental or topographical conditions, such as building configuration, or unexpected capacity demands. The maps will not reflect temporary coverage changes or coverage gaps.
          6.5 MVNO Operational Support
        (a) Clearwire will provide the SIG Party with operational support that enables the SIG Party to monitor, provision, troubleshoot, care for and bill its subscribers for Wireless Broadband Service on the Clearwire network. At a minimum, such operational support will include the functions and elements set forth in Schedule 6.5. Each SIG Party will receive any interfaces/tools or operational support made available by Clearwire to any Other Reseller which may include, as an example: a resale portal, trouble ticketing systems, geographic tools, the provisioning APIs, usage feeds, and other provisioning and support tools.
        (b) Clearwire shall use commercially reasonable efforts to cause the Clearwire Reseller Platform to be available for testing by each SIG Party and its Controlled Affiliates no later than 90 days prior to the date that Wireless Broadband Service is commercially launched in any Market.
        (c) To the extent it is technically feasible, Clearwire will electronically provide near real-time usage records through its resale platform to each SIG Party with respect to its End Users to enable such SIG Party to bill its customers and manage its business.

        (d) Clearwire will provide each SIG Party customer usage and other data, to the extent Clearwire has access to such information, as reasonably required to enable the Member to manage its business, subject to compliance with all applicable laws and regulations (including, but not limited to, CPNI).
          6.6 Provisioning
Without limiting Schedule 6.5, Clearwire shall provide a machine-to-machine interface and a single GUI for use by all SIG Parties to provision its End User services.
     7. Prices and Terms of Payment
          7.1 Prices
The price and other price related terms on which Clearwire will make each Standard Network Service and Non-Standard Network Service available to each SIG Party will be determined pursuant to Schedule 7.1.
          7.2 [*****] Pricing
The pricing associated with usage by [*****] on the Clearwire Network shall be governed by provisions of Schedule 7.2.
          7.3 Payment of Charges
Each SIG Party will pay Clearwire for all charges associated with its usage and other charges under this Agreement. Disputed charges are governed by the procedures set forth in Section 7.6. All charges under this Agreement are stated in US dollars.
          7.4 Invoices
Clearwire will provide each SIG Party with a separate invoice associated with its usage and other charges, together will all related billing data and other mutually agreed upon billing records required for such SIG Party to provide an accurate and timely bill to their its End Users on a monthly basis. Each SIG Party expressly acknowledges that some charges incurred in a billing cycle may not appear on the invoice or the billing data (or other mutually agreed upon billing record) for that billing cycle and that those charges may appear on subsequent invoices or billing data (or other mutually agreed upon billing records); provided, that, no SIG Party will be obligated to pay for any invoiced charge related to the provision of service that first appears on an invoice (excluding invoices relating to the compensation to be paid by a SIG Party to Clearwire for the development of a Non-Standard Network Service in accordance with Section 2.2.3) for such SIG Party more than [*****] after such charge has been incurred. Payment for each invoice is due by wire transfer or automated clearing house (ACH) transfer within [*****] of the date of receipt of such invoice (the “Due Date”), subject to the right of a SIG Party to withhold payment with respect to disputed amounts pursuant to Section 7.6. An invoice will be deemed paid when Clearwire receives payment at the location designated by Clearwire in such invoice. In its sole discretion, Clearwire may modify, change or update the invoice content and format of any invoice provided to any SIG Party with [*****] prior written notice to such SIG Party; provided that, no material change to the invoice content may be made without such SIG Party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.
          7.5 Late Payments
Any amount invoiced by Clearwire and not paid by any SIG Party when due pursuant to Section 7.4, other than amounts disputed pursuant to Section 7.6, shall accrue a late payment charge of [*****] (or, if less, the maximum amount allowable under Applicable Law), on a pro rata basis for each day late. The applicable late payment interest rate will be applied each day after the Due Date solely with respect to the outstanding and undisputed delinquent amount as of such day.

          7.6 Disputed Charges
               7.6.1 General
Any SIG Party may withhold payment of the disputed portion of any invoice and may dispute an amount previously paid until the dispute is resolved under this Section 7.6, provided that each SIG Party agrees not to dispute any amount on any invoice unless such amount together with all other amounts being disputed on such invoice equals or exceeds [*****]. Each SIG Party shall timely pay the undisputed portion of any invoice as provided in Section 7.4.
               7.6.2 Dispute Periods
        (a) Each SIG Party may provide to Clearwire written notice of any disputed charge on or before the Due Date and withhold payment of such disputed charge. If a SIG Party determines after paying an invoice that there is a dispute with respect to all or part of the amount paid, then such SIG Party may provide to Clearwire written notice of the disputed charge(s) within 60 days after the Due Date of the invoice for the disputed amount. Except as provided in Section 7.6.2(b), if a SIG Party fails to dispute charges within 60 days of the Due Date, such SIG Party will be deemed to have waived any right to dispute the charges. Any SIG Party disputing a charge pursuant to this Section 7.6.2(a) must provide a reasonably detailed explanation of the nature of the dispute within 60 days after the Due Date of the invoice for the disputed amount. Such SIG Party’s explanation must reasonably detail, if applicable, the disputed airtime, toll, roaming, taxes and other charges specifically, with an explanation for each.
        (b) Notwithstanding Section 7.6.2(a), if a dispute arises that a SIG Party could not reasonably have been expected to discover within the period set forth in Section 7.6.2(a), such SIG Party shall have the right, for up to 12 months following the expiration of the period set forth in Section 7.6.2(a), to dispute an amount previously paid upon the discovery of such dispute by providing to Clearwire, within 30 days following its discovery of the dispute, written notice thereof together with the detailed explanation of the nature of the dispute required by Section 7.6.2(a) and why the dispute does not fall within the provisions of Section 7.6.2(a). If such SIG Party fails to dispute charges within the extended period set forth in this Section 7.6.2(b),it will be deemed to have waived any right to dispute the charges and such SIG Party may not thereafter dispute such charges.
        (c) Within 30 days of receipt of a detailed explanation of a dispute pursuant to Section 7.6.2(a) or Section 7.6.2(b) from the disputing SIG Party, Clearwire will notify such SIG Party in writing of its good faith determination regarding the disputed charge or charges together with a reasonably detailed explanation of the basis for its determination, and will credit such SIG Party’s account, if appropriate, within such 30-day period; provided that if Clearwire fails to notify such SIG Party in writing within such 30-day period of its determination, Clearwire shall be deemed to have agreed with such SIG Party’s explanation of the dispute and promptly thereafter credit such SIG Party’s account for all of the disputed charges set forth in its dispute notice to the extent such amounts were previously paid to Clearwire and not withheld pursuant to 7.6.2(a). If, after receipt of Clearwire’s written determination, such SIG Party continues to dispute all or a portion of the charges originally set forth in its dispute notice, such SIG Party shall have the right to submit such dispute to arbitration pursuant to Section 17.8 (after first submitting such dispute to dispute resolution pursuant to Section 17.7) for resolution by delivering written notice thereof to Clearwire within 30 days of receipt of Clearwire’s written determination. If such SIG Party fails to deliver such written demand for arbitration pursuant to Section 17.8 within such 30-day period, such SIG Party shall be deemed to have agreed with Clearwire’s determination of the disputed charge or charges and shall be required to pay in accordance with Section 7.6.2(d) below any amount determined to be due and owing to Clearwire that was previously withheld (it being understood that if such SIG Party delivers a written demand for arbitration for only a portion of the amount remaining in dispute, such SIG Party shall be deemed to have agreed with Clearwire’s determination of such portion of such amount not submitted to arbitration and shall be required to pay in accordance with Section 7.6.2(d) below any portion of such amount not submitted to arbitration that is determined to be due and owing to Clearwire and was previously withheld). No SIG Party may withhold any amounts from current period payments for disputes from any subsequent payment under Section 3.

        (d) Upon resolution of any dispute in accordance with Section 7.6.2(a), any disputed and withheld amount that is determined to be due and owing shall be due and payable within 30 days following resolution of the dispute in accordance with the payment procedures described in Section 7.4.
        (e) Nothing in this Section 7.6 prohibits any SIG Party from informing Clearwire of any suspected billing errors on any invoice.
          7.7 Taxes and Other Levies by Taxing and Governmental Authorities
               7.7.1.1 Taxes
All payments to Clearwire are exclusive of any Taxes. Each SIG Party will provide to Clearwire valid and complete resale exemption certificates or functional equivalent documents that are acceptable to the applicable Taxing Authority for the services purchased from Clearwire and resold to such SIG Party’s End Users. Each SIG Party is solely responsible for the computation, billing, and collection of all applicable Taxes to its End Users of the Wireless Broadband Service purchased from Clearwire and resold as MVNO Service to its End Users. Each SIG Party is solely responsible for the timely and accurate remittance of those Taxes to the appropriate Taxing Authority. Clearwire will notify each SIG Party of any Tax that Clearwire is required by a Taxing Authority to charge to a SIG Party and which Tax Clearwire is required to remit directly to a Taxing Authority. Clearwire will invoice each SIG Party for those Taxes and such SIG Party will pay them to Clearwire under Section 7.4 (subject to such SIG Party’s right to dispute such amounts under the procedures set forth in Section 7.6). Clearwire shall separately state the Tax type (or name) and jurisdiction for any Tax invoiced to a SIG Party. Each SIG Party will be responsible to Clearwire for all Taxes imposed on Clearwire where (i) the Tax was imposed on Clearwire by Taxing Authority of a jurisdiction within which such SIG Party is conducting business under this Agreement, and (ii) the Tax would not have been imposed on Clearwire had such SIG Party been properly registered to do business in that jurisdiction. Clearwire is responsible for any property (or ad valorem) taxes assessed by any Taxing Authority on any real and/or personal property to which it owns. Each SIG Party is responsible for any property (or ad valorem) tax assessed by any Taxing Authority on any real and/or personal property to which it owns.
               7.7.1.2 Other Levies by Governmental Authorities
Each SIG Party is solely responsible for the timely and accurate remittance of other levies by Governmental Authorities or under Governmental Authorities’ orders (i) on the Wireless Broadband Service, (ii) mandated to be paid in proportion to receipts from MVNO Service sold by such SIG Party, or (iii) mandated to be paid in connection with the provision of MVNO Service by such SIG Party, including Universal Service Fund (“USF”) fees. If any SIG Party claims an exemption, such SIG Party will provide to Clearwire a valid and complete exemption certificate, or functionally equivalent documents that are acceptable to Clearwire and the applicable Governmental Authority. Clearwire will notify each SIG Party of any levy that Clearwire is required by a Governmental Authority to charge to a SIG Party and which levy Clearwire is required to remit directly to a Governmental Authority. Clearwire will invoice each SIG Party for those levies and such SIG Party will pay them to Clearwire under Section 7.4 (subject to such SIG Party’s right to dispute such amounts under the procedures set forth in Section 7.6). Clearwire shall separately state the levy type (or name) and jurisdiction for any levy invoiced to a SIG Party. Each SIG Party will be responsible to Clearwire for all levies imposed on Clearwire where (i) the levy was imposed on Clearwire by Governmental Authority of a jurisdiction within which such SIG Party is conducting business under this Agreement, and (ii) the levy would not have been imposed on Clearwire had such SIG Party been properly registered to do business in that jurisdiction.
          7.8 SIG Party Liability; Parent Company Guarantees; Clearwire Obligations
        (a) Each Party acknowledges and agrees that the obligations of each SIG Party under this Agreement (including those related to its End Users, charges associated with its usage or volumes and its MVNO Service) are independent obligations to be performed solely by such SIG Party. Consequently, Clearwire acknowledges and agrees that the obligations of each SIG Party under this Agreement are several and not joint and that no SIG Party shall be liable for the breach or failure of any other SIG Party to perform its obligations under this Agreement.
        (b) Contemporaneously with the execution and delivery hereof, (i) each of Comcast, TWC and Brighthouse has caused its Guarantor to execute and deliver to Clearwire a Guaranty Agreement in substantially the form attached hereto as Attachment 1 (each, a “Guaranty”) to guaranty its obligations under this Agreement, (ii) Sprint has caused its Ultimate Parent to execute and deliver to Clearwire a letter agreement in substantially the form attached hereto as Attachment 2 and (iii) Clearwire has caused its Ultimate Parent to execute and deliver to each SIG Party a letter agreement in substantially the form attached hereto as Attachment 3.
        (c) To the extent that the performance by Clearwire of any of its obligations hereunder would require any action by, or assistance from, any Controlled Affiliate of Clearwire, Clearwire hereby agrees to cause such Controlled Affiliate to take such action or provide such assistance.
          7.9 Access
During the Term (including any Phase-Out Period) applicable to any SIG Party, Clearwire will, and will cause its Controlled Affiliates to, upon reasonable notice and no more than once in any three-month period (i) provide each SIG Party, its employees and other personnel with such information as is reasonably requested by such SIG Party for the purposes of applying the pricing guidelines set forth in Schedule 7.1 and making the pricing related determinations contemplated by Schedule 7.1 (including information relating to the underlying price components of Clearwire’s Standard Network Service offerings) and Schedule 7.2 and (ii) instruct their respective officers, employees and other personnel to cooperate with each SIG Party and its employees and other authorized representatives in the review of such information (including affording each SIG Party and its employees and other personnel a reasonable opportunity to ask questions of, and receive answers from, the appropriate officers, employees and other personnel of Clearwire and its Controlled Affiliates). The information, access and cooperation contemplated by this Section 7.9 shall be afforded in such manner as not to interfere unreasonably with the conduct of the business of Clearwire or any of its any of Controlled Affiliates or cause Clearwire or any of its Controlled Affiliates to incur unreasonable expense. Any information provided to any SIG Party under this Section 7.9 and any information derived from, and the process of, such review shall be Confidential Information and subject to the terms of Section 15.
          7.10 Audit Right
Clearwire will provide to each SIG Party, on an annual basis within 90 days of the end of each calendar year commencing with 2009, a written certification from an officer of Clearwire, to the effect that Clearwire is in compliance with the provisions of Section 7.1. The SIG Parties then party to this Agreement shall have the right at any time during the Term (including any Phase-Out Period), at the SIG Parties’ sole cost and expense and upon 60 days’ prior written notice, to cause the examination (during reasonable business hours) of those books and records of Clearwire and its Controlled Affiliates reasonably necessary to determine Clearwire’s compliance with the provisions of Section 7.1 (“Pricing Related Obligations”). Any such examinations shall be conducted by an independent certified public accounting firm designated by the SIG Parties then party to the Agreement (it being understood that if such independent certified public accounting firm is not a “Big 4” accounting firm, then Clearwire shall have the right to approve the SIG Parties’ designation of such independent certified public accounting firm (which approval shall not be unreasonably withheld, conditioned or delayed)) (hereinafter the “Independent Auditor”). The SIG Parties’ right to perform such an audit shall be limited to no more than once each for each 12-month period. If, as a result of the examination performed hereunder, the Independent Auditor determines that Clearwire is in compliance with the Pricing Related Obligations, then the Independent Auditor shall provide written notice to the SIG Parties stating only that Clearwire is in compliance. If, as a result of the examination performed hereunder, the Independent Auditor determines that Clearwire has failed to comply with the Pricing Related Obligations, then the Independent Auditor shall commence good faith discussions with Clearwire regarding the provisions at issue. In the event that after good faith discussions, the Independent Auditor concludes that Clearwire is, in fact, in compliance with the Pricing Related Obligations, then the Independent Auditor shall provide written notice to the parties stating only that Clearwire is in compliance. In the event that after good faith discussions, the Independent Auditor concludes that Clearwire has failed to comply with the Pricing Related Obligations, then Clearwire shall authorize the Independent Auditor to provide to the SIG Parties only that limited information acquired during the course of the examination as is necessary, in the Independent Auditor’s reasonable discretion after consultation with Clearwire with respect to the information proposed to be provided, for the SIG Parties to pursue its claim or claims related to Clearwire’s non-compliance with such Pricing Related Obligations; any information that is not so necessary shall not be disclosed to the SIG Parties by the Independent Auditor and shall remain strictly confidential. Under no circumstances, other than the limited circumstances described in the immediately preceding sentence, shall any information acquired during the course of any examination or obtained during any discussions with Clearwire be disclosed to the SIG Parties by the Independent Auditor. Any information so disclosed and any information derived from, and the process of, such review shall be Confidential Information and subject to the terms of Section 15 of the Agreement. Clearwire shall provide reasonable assistance to the Independent Auditor in conducting an examination pursuant to this Section 7.10. If any such examination reveals a discrepancy (in total) of greater than [*****] in the amount paid by any SIG Party and the amount which should have been paid by such SIG Party, Clearwire shall pay to such SIG Party an amount equal to the cost of such examination that such SIG Party paid. If any such examination reveals a discrepancy in the amount paid by any SIG Party and the amount which should have been paid by such SIG Party, Clearwire shall pay the amount of such discrepancy plus interest on the amount of such discrepancy at the rate of [*****] from the date on which such amount was paid by or should have been paid to such SIG Party through the date on which payment is made to Clearwire; provided, however, that in no event shall Clearwire be required to make any such payment to the extent that such discrepancy relates to any amount paid by such SIG Party more than two years prior to the date such discrepancy was discovered by the Independent Auditor. Nothing in this Section 7.10. shall be construed as a limitation on any SIG Party’s other rights and remedies.
     8. SIG Party Rights and Obligations
          8.1 Handsets and Other Mobile Devices
               8.1.1 Embedded Devices and Other Matters
        (a) From the date hereof until the seven-year anniversary of the Effective Date (the “Exclusivity Period”), (i) Clearwire will be the exclusive entity to develop and contract with OEMs regarding Generic Embedded Devices and (ii) Clearwire will also be the exclusive entity to contract for the embedding of client managers in Generic Embedded Devices; provided, however, that during the Exclusivity Period, Clearwire will commit to work with each SIG Party to embed WiMAX capability in such Devices of OEMs requested by such SIG Party.
        (b) The Clearwire Client Manager will be the default client manager interface for Generic Embedded Devices. Clearwire will provide each SIG Party with [*****]; provided that Clearwire shall as promptly as practicable, upon a SIG Party’s reasonable request with respect to any or all [*****].
        (c) If an End User of a SIG Party activates a SIG Party’s MVNO Service, such SIG Party [*****].
        (d) An End User shall have the right to switch among the Parties’ Wireless Broadband or MVNO Services without penalty (including any cancellation fee) within [*****] of such End User’s initial activation; provided that such other Party shall [*****].
               8.1.2 Compatibility and Certification
        (a) Each SIG Party will use, and will require its End Users to use, only Devices that are certified on the Clearwire Network. Clearwire will apply its certification process to a SIG Party’s Devices (including, its SIG Party-Defined Devices) on a nondiscriminatory basis no less favorable to such SIG Party than the certification process applied to Devices sold by any Other Reseller, any other Founding Partner and in Clearwire retail locations. In all cases, Clearwire will limit the scope of its certification criteria to radio compliance and interoperability testing over the Clearwire Network.
        (b) Each SIG Party will conduct certification testing for its SIG Party-Defined Devices, including any upgrades thereto, other than Radio Compliance and interoperability testing, which will be provided by Clearwire. Clearwire shall, and shall cause its Controlled Affiliates to, use commercially reasonable efforts to provide reasonable and customary assistance requested by each SIG Party in the course of its certification testing (e.g., Clearwire Network logs). A SIG Party will not be required to conduct certification testing, and no Radio Compliance and interoperability testing will be required to be performed by Clearwire, with respect to any Clearwire Device, unless such SIG Party upgrades or customizes such Clearwire Device, in which case, the certification testing described in Section 8.1.2(c) shall be required with respect to such upgrade or customization.
        (c) Upgrades to a SIG Party’s existing SIG Party-Defined Devices will be subject to the same level of certification as upgrades to Devices sold in Clearwire retail operations with substantially similar complexity and/or potential impact on the Clearwire Network (e.g., an upgrade to a SIG Party’s existing SIG Party-Defined Device or an upgrade to, or customization of, a Clearwire Device by such SIG Party will only be subject to full end-to-end Device certification testing (rather than streamlined certification) if a substantially similar upgrade to (or customization of) such a Device sold in Clearwire retail operations would require such certification); provided that, in all cases, Clearwire’s certification of such upgrades or customization will be limited solely to Radio Compliance testing and interoperability testing.
        (d) Upon the request of a SIG Party, Clearwire and such SIG Party shall reasonably agree on a mutually acceptable roadmap for the certification of each Device requested to be certified by such SIG Party (including any SIG Party-Defined Devices or any upgrades to SIG Party-Defined Devices or Clearwire Device), which shall set forth the agreed upon start and end date for the completion of such certification. Clearwire hereby agrees that it will complete the certification of each Device as soon as reasonably practicable but no later than [*****] following such agreed upon end date (or with respect to any such agreed upon date that occurs on or after [*****]), absent any material delays attributable to a third party, including an OEM. An example of such a delay includes a third party not providing device software and hardware consistent with Clearwire’s commercially reasonable lab entrance criteria by the agreed upon start date.
        (e) Clearwire agrees that it will not decline to certify a Device designed to operate on the Clearwire Network that would otherwise be certified solely because it is capable of also operating on a mobile telecommunications network other than the Clearwire Network or it is compatible with other wireless services.
        (f) All Devices must comply with all Applicable Law.
        (g) If any Device used by any SIG Party’s End User does not comply with the standards set forth in this Section 8.1, such SIG Party will use commercially reasonable efforts to ensure that the Device is not used and, if necessary, terminate the use of such Device on the Clearwire Network.
               8.1.3 No Clearwire Responsibility
Clearwire will not be responsible to any SIG Party or any SIG Party’s End User for the delivery, operation or maintenance of any SIG Party’s or any SIG Party’s End User’s Device. Unless otherwise agreed by any SIG Party and Clearwire in writing, Clearwire will not be required to make any changes, modifications or additions to its equipment, operations or facilities to accommodate such SIG Party or the Devices provided by such SIG Party. Clearwire will not be responsible for any customer care support for the SIG Party End Users, but Clearwire will act as the interface for the SIG Parties with Clearwire’s OEMs and ODMs with respect to Generic Embedded Devices for life-cycle management issues, such as product alerts, software/firmware updates, escalated bugs/trouble reports that would naturally go to the OEM/ODM, end of product life notices, and similar life-cycle management issues.

          8.2 SIG Party Staff
The staff members employed by any SIG Party, or contracted to perform services for such SIG Party by such SIG Party, are not employees of Clearwire.
          8.3 SIG Party Responsibility for End User Services
Except as otherwise set forth in this Agreement, each SIG Party will be responsible for all services provided to its End Users, such as the MVNO Services and other services it provides, End User credit verification, billing, collection, customer service, and all support necessary to provide MVNO Service.
          8.4 The SIG Party’ Responsibility for Fraud
Each SIG Party is responsible for all costs and procedures associated with End User fraud relating to the MVNO Service sold to its End Users, such as subscription fraud, usage on lost or stolen Devices that such SIG Party fails to deactivate, or fraud occurring in connection with such SIG Party’s agents, employees or representatives, such as employee-related theft.
          8.5 Interference
If Clearwire or any SIG Party discovers any material interference (as determined by Clearwire in a commercially reasonable manner) with the Facilities, the Clearwire Network or the Wireless Broadband Service that (i) is outside the normal operating condition of the Facilities, the Clearwire Network or the Wireless Broadband Service, (ii) materially impairs the quality of the service provided by Clearwire to its Customers and (iii) is caused by such SIG Party’s agents, employees, representatives and End Users, the discovering Party will promptly notify the other and such SIG Party will promptly request that its agent, employee, representative or End User cease the act(s) constituting such interference. In the case of any such interference caused by a SIG Party or a SIG Party’s End User, Clearwire, concurrent with notice to such SIG Party, may terminate the Wireless Broadband Service to such End User in the event that the interfering act(s) cause material degradation to the wireless Broadband Network or otherwise constitute an emergency (in which event Clearwire shall provide notice thereof as soon as reasonable practicable); provided that Clearwire shall not terminate the Wireless Broadband Service to such End User unless the taking of such action is consistent with Clearwire’s prior practices in dealing with Customers of Clearwire’s retail operations and end user customers of Other Resellers or any other Founding Partner engaging in similar conduct and only to the extent such action is being consistently applied with respect to Customers of Clearwire’s retail operations and end user customers of Other Resellers or any other Founding Partner. In other instances of interference, Clearwire will provide 48 hours notice to a SIG Party prior to terminating the impacted Service.
          8.6 SIG Party Reports to Clearwire
Each SIG Party will provide to Clearwire, quarterly, no later than 15 days following the end of the quarter, on a per Market basis, a rolling 12-month forecast of increases and decreases to its End Users and usage and call volumes; provided that it is understood that all such forecasts are good faith estimates only, and no SIG Party shall have any liability to Clearwire based thereon.
          8.7 Legal Request Compliance
If a Governmental Authority or private party to a civil action produces to any SIG Party a valid legal request (for example, a subpoena or court order) relating to End User billing records or End User information, including End User name, address and credit information, such SIG Party shall process and respond to such request according to its then-current guidelines and procedures for legal requests. If such request seeks information not provided by Clearwire to such SIG Party in its normal billing practice, such SIG Party shall promptly contact the designated Clearwire representative for assistance in compliance. If such SIG Party either: (a) fails to provide the End User phone records or broadband data records sought in such request; (b) fails to provide the End User phone records or broadband data records sought in such request within the timeframe specified in such request; or (c) fails to promptly contact the designated Clearwire representative for assistance when such request seeks information not provided by Clearwire to such SIG Party in its normal billing practice, and if Clearwire is fined by a court of law as a direct result of any failure described in (a), (b) or (c) above, such SIG Party will reimburse Clearwire for the amount of such fine; provided that where permitted by Applicable Law, such SIG Party may directly contest such fine at its cost and expense or Clearwire shall, to the extent requested by such SIG Party, contest such fine at such SIG Party’s cost and expense.
          8.8 Electronic Surveillance
If a Governmental Authority or private party to a civil action produces to any SIG Party a valid legal request (for example, a court order) relating to electronic surveillance of an End User of a SIG Party, such SIG Party shall process and respond to such request according to its then-current guidelines and procedures for legal requests and will promptly contact the designated Clearwire representative for technical assistance in performing the electronic surveillance; subject to any actions such SIG Party may be taking to contest or clarify such request. If such SIG Party either: (a) fails to provide the End User information as sought in such request; or (b) fails to promptly contact the Clearwire representative designated below for technical assistance in performing the electronic surveillance, and if Clearwire is fined by a court of law as a direct result of any failure described in (a) or (b) above, such SIG Party will reimburse Clearwire for the amount of such fine; provided that where permitted by Applicable Law, such SIG Party may directly contest such fine at its cost and expense or Clearwire shall, to the extent requested by such SIG Party, contest such fine at such SIG Party’s cost and expense.
          8.9 Exclusivity, Etc.
Neither Clearwire nor any of its Controlled Affiliates has entered into or adopted, or following the Effective Date will enter into or adopt, any agreement, arrangement, policy or principle that (i) contains any exclusivity provision that purports to be binding upon any SIG Party or its MVNO Service, (ii) limits or purports to limit the freedom of any SIG Party to include or exclude from its MVNO Service or its End Users’ Devices any product, service, application or process (it being understood that each SIG Party shall have the right to remove, in whole or in part, any such product, service, application or process from its End Users’ Devices to the extent that any such product, service application or process is installed on any such Device and Clearwire and its Controlled Affiliates shall provide reasonable assistance to such SIG Party to facilitate such removal), (iii) requires any SIG Party or any of its End Users to adhere to any procedure or process to activate an End User’s Device (other than procedure or processes that are reasonably necessary to activate a device for use on the Clearwire Network) or (iv) requires any SIG Party or any of its Controlled Affiliates to adopt, comply with or otherwise adhere to any practice or policy with respect to network management services or network openness policies.
     9. Clearwire Rights and Obligations
          9.1 Modifications; MVNO Operations Manual
        (a) The Parties acknowledge that an MVNO Operations Manual has not yet been prepared by Clearwire, but will be done so in good faith and in a commercially reasonable manner and as otherwise required by this Agreement. The Parties will meet to review drafts of the MVNO Operations Manual (with respect to which Clearwire will offer the SIG Parties a reasonable opportunity to review and comment) and will discuss the commercial reasonableness of it prior to its initial implementation. Clearwire may from time to time modify, amend, change, update or supplement the Clearwire Network, Clearwire’s or any of its Controlled Affiliate’s operations, equipment, software or procedures or the MVNO Operations Manual; provided that with respect to any modifications, amendments, changes, updates or supplements that would reasonably be expected to require changes to, updates of or modifications to any SIG Party’s or any of its End Users’ Devices or other products, accessories, systems or procedures, Clearwire shall (i) provide as much advance notice of the proposed modifications, amendments, changes, updates or supplements as is reasonably possible under the circumstances, (ii) thereafter and to the extent necessary, cooperate with such SIG Party in developing and executing a transition plan to reduce the impact of the proposed modifications, amendments, changes, updates or supplements on such SIG Party and its business, operations and End Users (including considering in good faith alternative means of accomplishing Clearwire’s or any of its Controlled Affiliate’s objectives that would have less of a burden on such SIG Party and its business, operations and End Users) and (iii) use commercially reasonable efforts to address the interoperability and compatibility of such SIG Party’s or its End Users’ Devices or other products, accessories, systems or procedures in existence immediately prior to such modification, amendment, change, update or supplement with Clearwire’s or any of its Controlled Affiliate’s operations, equipment, software, procedures, services and infrastructure following such modification, amendment, change, update or supplement (i.e., backwards compatibility) for a commercially reasonable period of time. Any such modification, amendment, change, update or supplement to the Facilities, Clearwire’s or any of its Controlled Affiliate’s operations, equipment, software, procedures or services or the MVNO Operations Manual shall not discriminate against any SIG Party or its businesses or operations relative to Clearwire’s retail operations; provided that in the case of any modifications, amendments, changes, updates or supplements to the MVNO Operations Manual, such modifications, amendments, changes, updates or supplements must be made to the operations manuals of each Other Reseller and each Founding Partner and consistently applied across Clearwire’s resale operations. Subject to Clearwire’s compliance with the foregoing, Clearwire will not be liable to any SIG Party or its End Users if such modifications, amendments, changes, updates or supplements require changes to, updates of or modifications to such SIG Party’s or its End Users’ Devices or other products, accessories, systems or procedures.
        (b) Following any modification, amendment, change, update or supplement to the MVNO Operations Manual in accordance with Section 9.1(a), Clearwire will provide an updated MVNO Operations Manual to each SIG Party. In the event of any conflict between the terms of this Agreement and the terms of the MVNO Operations Manual, the terms of this Agreement will control.
        (c) [*****].
          9.2 Clearwire Network Fraud Detection and Responsibility
Clearwire will apply the same network fraud monitoring procedures used for its or any of its Controlled Affiliate’s retail operations for the SIG Parties and will promptly notify the SIG Parties utilizing the same fraud notification measures Clearwire uses in its direct retail operations.
          9.3 Clearwire’s Reports to the SIG Parties
Clearwire will provide to each SIG Party the reports to be specified in the MVNO Operations Manual and as agreed upon by the Parties.
          9.4 Service Levels; Material Degradation
               9.4.1 Resale Support Systems Service Levels
        (a) Clearwire will provide operational support to each SIG Party as described in Section 6.5. Such operational support provided to each SIG Party will no less favorable (as to such SIG Party) as the operational support provided to any other Founding Partner or any Other Reseller.
        (b) The Parties shall mutually develop and agree upon service levels and remedies for the operational support Clearwire will provide, which shall at all times meet, at a minimum, the operational service levels are described in Schedule 6.5. The agreed upon remedies will be SIG Parties’ sole and exclusive remedies with respect to any failure to meet the defined operational service levels.
               9.4.2 Network Performance Specifications
        (a) From and after the date hereof until the [*****] of the Effective Date (the “Committed Performance Date”), Clearwire shall, and shall cause its Controlled Affiliates to, use commercially reasonable efforts to meet the network performance parameters set forth in Section 2(a) of Schedule 9.4.2(a). Clearwire and the SIG Parties shall, no later than the Committed Performance Date, mutually develop and agree upon (i) the minimum network performance parameters of the Clearwire Network to support the Wireless Broadband Service (the “Network Performance Specifications”) that will be in effect from and after the Committed Performance Date and (ii) the appropriate remedies available to the SIG Parties for the failure of Clearwire and its Controlled Affiliates to achieve the Network Performance Specifications from and after the Committed Performance Date (subject, in each case, to updates or modifications thereof in accordance with this Section 9.4.2(a)); provided that it is understood that the Network Performance Specifications in effect from and after the Committed Performance Date shall, at a minimum, meet the specifications set forth in Section 2(b) on Schedule 9.4.2(a); provided, further, that to the extent that Clearwire or any of its Controlled Affiliates enters into any agreement or understanding with any other Person (including any Founding Partner or any of its Controlled Affiliates) that grants such Person network performance parameters of the Clearwire Network for supporting Wireless Broadband Services and/or remedies associated with the failure to meet any such network performance parameters that are more favorable (as to such Person) than the Network Performance Specifications or the remedies referred to in the foregoing clause (ii) then in effect, as applicable, then Clearwire shall promptly (and in any event within 60 days) notify each SIG Party thereof in writing and each SIG Party shall have the right (which right must be exercised within 90 days of receipt of such notice from Clearwire) to substitute such more favorable network performance parameters and/or remedies, as the case may be, for the Network Performance Specifications or such remedies then in effect, as applicable. From and after the Committed Performance Date, Clearwire and its Controlled Affiliates shall operate the Clearwire Network in compliance the Network Performance Specifications then in effect, and the failure to meet such specifications shall result in the application of the remedies described in clauses (ii) above then in effect. On a monthly basis, Clearwire will provide a standard report or set of standard reports describing the performance of the Clearwire Network against the Network Performance Specifications then in effect. Without limiting the foregoing, from and after the determination of the initial Network Performance Specifications to be effective on the Committed Performance Date, Clearwire shall, in cooperation with the SIG Parties, ensure that the Network Performance Specifications evolve properly over time to support enhanced services over the Clearwire Network and to keep pace with technological developments, new competitive product offerings and emerging industry standards.
        (b) Notwithstanding any other provision of this Section 9.4.2, this Section 9.4.2 and any remedies for failing to achieve the Network Performance Specifications will not apply to, or in the event of:(1) circumstances caused by acts or omissions outside of Clearwire’s control including acts and omissions by third parties, a SIG Party or any of their respective agents, representatives, designees or vendors; (2) Force Majeure Events; (3) a SIG Party or a SIG Party’s failure to materially comply with its obligations as defined in the Agreement; (4) scheduled standard maintenance windows; or (5) failure or problems caused by any components outside the Clearwire Network or outside of Clearwire’s or any of its Controlled Affiliate’s reasonable control.
          9.5 Certain Information
Clearwire shall provide each SIG Party (other than Google) with the same information provided to Google Inc. (a) pursuant to item 7 of Rider I of the Google Products and Services Agreement to be entered into on the Effective Date between Google Inc. and Clearwire (as such item 7 may be amended, modified, supplemented or replaced from time to time) or (b) otherwise relating to network status, network changes (e.g., tower changes), network usage or aggregate end user information, in each case at the same time such information is provided to Google Inc.
     10. Limitations of Warranties and Liabilities
          10.1 No Warranties
Except as otherwise set forth in this Agreement, no Party makes any warranties, express or implied, including any implied warranties of merchantability or fitness for a particular purpose. Except as otherwise set forth in this Agreement, Clearwire makes no warranties, express or implied, regarding the Wireless Broadband Service or, if applicable, any equipment, product or other good provided by Clearwire. In addition, all implied warranties are disclaimed, including any warranties of merchantability, fitness for a particular purpose or use. Each SIG Party acknowledges that Clearwire is not, as of the date of the Effective Date, the manufacturer of any equipment or Devices.

          10.2 Limitations on Liability
               10.2.1 Liability Limit
EXCEPT FOR ANY PARTY’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL CLEARWIRE’S CUMULATIVE LIABILITY, ON THE ONE HAND, OR THE SIG PARTIES’ CUMULATIVE LIABILITY, ON THE OTHER HAND, ARISING FROM OR RELATED TO THIS AGREEMENT EXCEED THE GREATER OF: (1) [*****]; AND (2) AN AMOUNT EQUAL TO THE TOTAL REVENUE PAID TO CLEARWIRE [*****] DURING THE PERIOD FROM THE EFFECTIVE DATE THROUGH THE MONTH PRIOR TO THE MONTH IN WHICH DAMAGES ARE SOUGHT.
               10.2.2 Certain Exceptions
NOTWITHSTANDING ANYTHING IN SECTION 10.2.1 TO THE CONTRARY, NOTHING IN SECTION 10.2.1 SHALL, OR IS INTENDED TO, LIMIT ANY LOSSES OR EXPENSES THAT ARISE OUT OF OR ARE RELATED TO (A) FRAUD, (B) WILLFUL BREACH OF THIS AGREEMENT, (C) A BREACH OF SECTION 11 (INTELLECTUAL PROPERTY) OR SECTION 15 (CONFIDENTIALITY) OR (D) ANY CLAIM FOR WHICH ANY PARTY HAS AGREED TO INDEMNIFY ANY OTHER PARTY PURSUANT TO SECTION 12.2, AND NO AMOUNTS PAYABLE IN RESPECT OF THE FOREGOING SHALL COUNT AGAINST THE AMOUNT SET FORTH IN SECTION 10.2.1.
     11. Intellectual Property
          11.1 Trade Name, Trade Marks and Service Marks
               11.1.1 Clearwire’s Rights
As between the Parties, each SIG Party recognizes the right, title and interest of Clearwire and its Controlled Affiliates in and to all service marks, trademarks, and trade names owned and used in connection with the service and products sold by Clearwire and its Controlled Affiliates (“Clearwire Marks”). No SIG Party will engage in any activities or commit any acts, directly or indirectly, that contest, dispute, or otherwise impair, or that may contest, dispute or otherwise impair the right, title or interest of Clearwire and its Controlled Affiliates therein. Each SIG Party acknowledges and agrees that nothing in this Agreement grants such SIG Party the right to use and such SIG Party agrees that it will not use any Clearwire Mark or any service mark, trademark, or trade name that is confusingly similar to or a colorable imitation of any of the Clearwire Marks and will not incorporate the Clearwire Marks into any service mark, trademark, trade name or domain name used or developed by such SIG Party. No SIG Party acquires or claims any right, title or interest in or to the Clearwire Marks through purchase of the Wireless Broadband Service, the provision of MVNO Service or otherwise. Notwithstanding the foregoing, to clarify its relationship with Clearwire, each SIG Party may use the Clearwire Marks with Clearwire’s prior written approval. Nothing in this Section 11.1.1 will prevent any SIG Party from contesting or disputing any Clearwire Marks that violate the provisions of Section 11.1.2.
               11.1.2 SIG Party Rights
Clearwire recognizes the right, title and interest of each SIG Party and its Controlled Affiliates in and to all service marks, trademarks, and trade names used in connection with the service and products sold by such SIG Party and its Controlled Affiliates (“SIG Party Marks”). Clearwire will not engage in any activities or commit any acts, directly or indirectly, that contest, dispute, or otherwise impair, or that may contest, dispute or otherwise impair the right, title or interest of any SIG Party and its Controlled Affiliates therein. Clearwire acknowledges and agrees that nothing in this Agreement grants Clearwire the right to use and Clearwire agrees that it will not use any SIG Party Mark or any service mark, trademark, or trade name that is confusingly similar to or a colorable imitation of any of the SIG Party Marks and will not incorporate the SIG Party Marks into service mark, trademark, trade name or domain name used or developed by Clearwire. Clearwire does not acquire or claim any right, title or interest in or to the SIG Party Marks through sale of the Wireless Broadband Service or products or otherwise. Nothing in this Section 11.1.2 will prevent Clearwire from contesting or disputing any SIG Party Marks that violate the provisions of Section 11.1.1.

               11.1.3 Remedies for Violations
The limitations in Section 10.2 do not apply to either Party’s violations of this Section 11.1. If any Party violates or threatens to violate this Section 11.1, Clearwire or the applicable SIG Party, as the case may be, may exercise any right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute. Each Party agrees that damages for violations of this Section 11.1 may be difficult to ascertain or inadequate and that if any Party violates or threatens to violate Section 11.1, Clearwire or the applicable SIG Party, as the case may be, may suffer irreparable harm and therefore may seek injunctive relief in addition to any other right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute. The Party that violates or threatens to violate Section 11.1 will not raise the defense of an adequate remedy at law.
          11.2 Other Intellectual Property
               11.2.1 Limited License
During the Term (including any Phase-Out Period) applicable to any SIG Party, Clearwire grants to each SIG Party a limited, non-exclusive, non-transferable license to use Clearwire’s Intellectual Property only as necessary to provide MVNO Service as contemplated by this Agreement.
               11.2.2 Ownership
Each Party retains all rights, title, and interest to its own Intellectual Property, and unless expressly stated in this Agreement, nothing is to be construed as a transfer or license of such rights, title and interest.
     12. Indemnification
          12.1 SIG Party Indemnification
Each SIG Party, severally and not jointly, shall defend, indemnify and hold Clearwire and its Controlled Affiliates and their respective directors, officers, agents and employees (each, a “Clearwire Indemnitee”) harmless from and against all claims, damages, losses, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, in connection with any action, suit or proceeding (including any indirect, incidental or consequential damages or lost profits, but excluding any exemplary or punitive damages except to the extent the same are awarded to a Person in any judgment with respect to which an Indemnifying Person is obligated to indemnify an Indemnified Person pursuant to this Section 12) (collectively “Damages”) incurred or suffered by any Clearwire Indemnitee arising out of any Claim against a Clearwire Indemnitee by any Person who is not a Party (or a successor to a Party) to this Agreement and resulting from (a) any breach of such SIG Party’s obligations, representations or warranties under this Agreement, (b) willful misconduct by such SIG Party or any of its Controlled Affiliates, (c) negligent acts or omissions by such SIG Party or any of its Controlled Affiliates in connection with (i) such SIG Party’s performance of its obligations hereunder or (ii) the provision of MVNO Service by such SIG Party or any of its Controlled Affiliates hereunder (other than to the extent such Damages have resulted from any acts, omissions or other matters for which indemnification may be sought by such SIG Party pursuant to any of clauses (a) through (e) of Section 12.2); (d) any violation of Applicable Law arising from an act or omission of such SIG Party or any of its Controlled Affiliates with respect to the provision of MVNO Service by such SIG Party or any of its Controlled Affiliates to its End Users (other than to the extent such Damages have resulted from any acts, omissions or other matters for which indemnification may be sought by such SIG Party pursuant to clause (d) or (e) of Section 12.2) or (e) any allegation that any products or services provided by any SIG Party to its End Users under this Agreement (including any processes in connection therewith) infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person (other than to the extent such Damages have resulted from any acts, omissions or other matters for which indemnification may be sought by such SIG Party pursuant to clause (e) of Section 12.2).
          12.2 Clearwire’s Indemnification
Clearwire shall defend, indemnify and hold each SIG Party and its Controlled Affiliates and their respective directors, officers, agents and employees (each, a “SIG Party Indemnitee”) harmless from and against all Damages incurred or suffered by any SIG Party Indemnitee arising out of any Claim against a SIG Party Indemnitee by any Person who is not a Party (or a successor to a Party) to this Agreement and resulting from (a) any breach of Clearwire’s obligations, representations or warranties under this Agreement, (b) willful misconduct by Clearwire or any of its Controlled Affiliates, (c) negligent acts or omissions by Clearwire or any of its Controlled Affiliates in connection with (i) its performance of its obligations hereunder or (ii) the provision of Wireless Broadband Service by Clearwire or any of its Controlled Affiliates to SIG Parties (other than to the extent such Damages have resulted from any acts, omissions or other matters for which indemnification may be sought by Clearwire pursuant to clause (a) through (e) of Section 12.1), (d) any violation of Applicable Law arising from an act or omission of Clearwire or any of its Controlled Affiliates with respect to the Wireless Broadband Service provided by Clearwire or its Controlled Affiliates (other than to the extent such Damages have resulted from any acts, omissions or other matters for which indemnification may be sought by Clearwire pursuant to clause (d) or (e) of Section 12.1) or (e) any allegation that any products or services provided by Clearwire to any SIG Party under this Agreement (including any content transmitted or processes used in connection therewith) infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person (other than to the extent such Damages have resulted from any acts, omissions or other matters for which indemnification may be sought by Clearwire pursuant to clause (e) of Section 12.2); provided that, for purposes of this clause (e), such products or services are utilized by such SIG Party or its Controlled Affiliates, representatives or agents in the manner intended to be utilized pursuant to this Agreement).
          12.3 Indemnification Procedures
        (a) A Party seeking indemnification pursuant to this Agreement (the “Indemnified Party”) shall give prompt written notice of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought under Section 12.1 or Section 12.2, as applicable (a “Claim”), to the Party from which indemnification is sought (the “Indemnifying Party”); provided that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement, except to the extent that such failure results in the failure of actual notice and the Indemnifying Party is materially prejudiced as a result of such failure.
        (b) The Indemnified Party will allow the Indemnifying Party to direct the defense and settlement of any such Claim, with counsel of the Indemnifying Party’s choosing (provided such counsel is a nationally recognized law firm), and will provide the Indemnifying Party, at the Indemnifying Party’s expense, with information and assistance that are reasonably necessary for the defense and settlement of the claim. The Indemnified Party will have the right to retain separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party; provided that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice in each applicable jurisdiction (if more that one jurisdiction is involved) to represent the Indemnified Party if (i) the retention of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party; or (ii) the Indemnified Party has been advised by its counsel in writing that there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of the action; provided, further, that if the Indemnifying Party has not in fact retained counsel to assume the defense of the action within a reasonable time following receipt of the notice given pursuant to Section 12.3(a), or otherwise fails, in the reasonable judgment of the Indemnified Party, to otherwise adequately prosecute or pursue such defense, in each case, within 30 days following written notice of such failure by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend such Claim on behalf of and for the account and risk of the Indemnifying Party.
        (c) An Indemnifying Party will not be liable for any settlement of any Claim effected without its written consent (which consent will not be unreasonably withheld, delayed, or conditioned). Without the written consent of the Indemnified Party, an Indemnifying Party will not consent to the entry of any judgment or enter into any settlement of any Claim that (A) imposes obligations on the Indemnified Party or any of its Controlled Affiliates other than the payment of money damages that will be paid by the Indemnifying Party, (B) does not include as an unconditional term thereof, a complete and unconditional release of each Indemnified Party potentially affected by such Claim, (C) arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or an admission or acknowledgment of, any liability or wrongdoing (whether in contract or otherwise) on the part of the Indemnified Party or any of its Controlled Affiliates, or (D) without limiting clause (A) above, encumbers any of the assets of any Indemnified Party or any of its Controlled Affiliates or includes any injunctive or equitable relief, including any restriction or condition that would apply to or materially adversely affect any Indemnified Party or any of its Controlled Affiliates or the conduct of any of their respective businesses.
     13. Termination and Transition Assistance
          13.1 Clearwire Termination Rights
        (a) Clearwire has the right to terminate this Agreement in its entirety at any time with respect to any SIG Party under any of the following circumstances, by giving written notice to such SIG Party (which notice shall be simultaneously delivered to each other SIG Party then party to this Agreement):
        (i) such SIG Party fails to make a payment of money when due (other than any payment that is being disputed in good faith by such SIG Party or on its behalf under Section 7.6 with respect to disputes of amounts due and owing under this Agreement), which failure continues for more than 30 days after written notice of such failure to pay;
        (ii) such SIG Party commits a material breach of this Agreement, which breach is not cured by such SIG Party within 30 days after written notice detailing such breach is provided to such SIG Party; provided, however, that if the breach is of a type that cannot be cured within the 30 day period or cannot be cured within 30 days because of circumstances beyond such SIG Party’s control, then the period for cure will be extended if such SIG Party proceeds with reasonable diligence, but in no event beyond 180 days after written notice;
        (iii) such SIG Party commences the dissolution, liquidation and winding up of its affairs or otherwise ceases to function as a going concern;
        (iv) such SIG Party admits in writing its inability to pay its debts as they become due;
        (v) such SIG Party (x) institutes a voluntary proceeding, or becomes the subject of an involuntary proceeding which involuntary proceeding is not dismissed within 60 days, under any bankruptcy act, insolvency law or any law for the relief of debtors, (y) has a receiver appointed to manage its affairs, which appointment is not dismissed, vacated or stayed within 60 days, or (z) executes a general assignment for the benefit of creditors; and
        (vi) with respect to Intel only (in its capacity as a SIG Party), if Clearwire has the right to terminate the Intel Commercial Agreement under Section 33.1 of the Intel Commercial Agreement, as a result of the occurrence of an Event of Default (as that term is defined in the Intel Commercial Agreement) that has not been cured by Intel pursuant to the provisions of Section 33.1 of the Intel Commercial Agreement.
        (b) For the avoidance of doubt, in instances in which Clearwire’s right to terminate this Agreement under this Section 13.1 arises by reason of the actions of or with respect to a particular SIG Party, such right shall apply only with respect to that particular SIG Party.
          13.2 SIG Party Termination Rights
        (a) Each SIG Party has the right to terminate this Agreement in its entirety at any time under any of the following circumstances, by giving written notice to Clearwire (which notice shall be simultaneously delivered to each other SIG Party then party to this Agreement):
        (i) Clearwire commits a material breach of this Agreement, which breach is not cured by Clearwire within [*****] after written notice detailing such breach is provided to Clearwire; provided, however, that if the breach is of a type that cannot be cured within the [*****] period or cannot be cured within [*****] because of circumstances beyond Clearwire’s control, then the period for cure will be extended if Clearwire proceeds with reasonable diligence, but in no event beyond [*****] after written notice;
        (ii) Clearwire commences the dissolution, liquidation and winding up of its affairs or otherwise ceases to function as a going concern;
        (iii) Clearwire admits in writing its inability to pay its debts as they become due;
        (iv) Clearwire (x) institutes a voluntary proceeding, or becomes the subject of an involuntary proceeding which involuntary proceeding is not dismissed within [*****], under any bankruptcy act, insolvency law or any law for the relief of debtors, (y) has a receiver appointed to manage its affairs, which appointment is not dismissed, vacated or stayed within [*****], or (z) executes a general assignment for the benefit of creditors.
        (b) For the avoidance of doubt, if any SIG Party exercises any termination right pursuant to Section 13.2(a) or 13.3(a), the resulting termination of this Agreement shall be effective solely with respect to such SIG Party and not any other SIG Party.
          13.3 Clearwire Change of Control
        (a) Any SIG Party may terminate this Agreement as to itself if a Change of Control is consummated, by giving written notice to Clearwire during the [*****] period beginning on the date such Change of Control is consummated. In addition, upon Clearwire entering into a definitive agreement with respect to, or if earlier, the consummation of, any Change of Control, each SIG Party shall be entitled to the rights and remedies described in Section 13.5. Clearwire will give each SIG Party prompt notice of the entering into of the definitive agreement for, and of the consummation of, any Change of Control.
        (b) The termination rights set forth in subsection (a) above will not apply with respect to a Change of Control pursuant to which Sprint or any of its Controlled Affiliates is the surviving entity or otherwise the controlling party.
          13.4 Sale of License or Loss of Market
        (a) Clearwire and its Controlled Affiliates may propose to enter into a definitive agreement for, or otherwise consummate, a sale, transfer, license, lease or other disposition of any BRS license and/or lease of excess capacity on any EBS or BRS license (each a “Disposed License”) covering all or any portion of a Market such that Clearwire and its Controlled Affiliates will no longer provide, or have the capability of providing, Wireless Broadband Services in that Market in a manner consistent with the Wireless Broadband Services then made available in other Markets (as opposed to a sale, transfer, or other distribution of a spectrum license which Clearwire deems to be excess capacity, or a spectrum license which when aggregate with all other spectrum licenses held by Clearwire does not result in Clearwire having the necessary spectrum to launch or support commercial Wireless Broadband Services in that Market) (each such transaction, a “Sale of License”). In the event of a Sale of License in a Market or portion thereof, Clearwire shall use its commercially reasonable efforts to cause such purchaser of such Disposed License to enter into a written agreement with the SIG Parties then party to this Agreement pursuant to which such purchaser will provide [*****] written agreement, a “Service Assumption Agreement”).
        (b) In connection with any proposed Sale of License, if a Service Assumption Agreement is not entered into by the proposed purchaser and the SIG Parties, then, prior to entering into a definitive agreement with respect to such Sale of License, Clearwire shall provide a written notice, attaching a summary of all of the material terms and conditions of the proposed Sale of License (“Sale Proposal”), to the SIG Parties then party to this Agreement offering such Persons the collective right to purchase the Disposed License(s) that are the subject of such Sale of License on the terms and conditions set forth in the Sale Proposal. Such SIG Parties (or a subset thereof) may within [*****] of receipt of such notice notify Clearwire in writing that they have elected to purchase such Disposed License(s) and, unless Clearwire and such SIG Parties otherwise mutually agree, purchase such Disposed License(s) on the terms and conditions set forth in the Sale Proposal; provided that to the extent that such SIG Parties are incapable of complying with the terms of the Sale Proposal, Clearwire shall, upon the request of such SIG

Parties, agree to substantially similar terms and conditions with such SIG Parties. If such SIG Parties (or a subset thereof) elect to purchase such Disposed License(s), Clearwire and such SIG Parties (or a subset thereof) shall as promptly as reasonably practicable, but in no event later than [*****], after the receipt by Clearwire of such election notice enter into a definitive agreement on the terms described above and, thereafter, consummate such purchase within [*****] from the date Clearwire received such election notice. If (i) the SIG Parties (or any subset thereof) do not timely elect to purchase such Disposed License(s) within the [*****] described above, (ii) the SIG Parties (or any subset thereof) do timely make such election, but no binding agreement is entered into within the [*****] described above (except to the extent the delay in entering such binding agreement is due to the acts or omissions of Clearwire or any of its Controlled Affiliates), or (iii) a binding agreement is entered into within such [*****] period, but the purchase of the Disposed License(s) is not consummated within the [*****] period described above (except to the extent the delay in such consummation is due to the acts or omissions of Clearwire or any of its Controlled Affiliates), then Clearwire shall have a [*****] period commencing on the earliest of occur of the foregoing clauses (i), (ii) and (iii) during which it may consummate a Sale of License of such Disposed License(s) to such proposed purchaser on terms and conditions (including price) which are the same or more favorable to Clearwire than the terms and conditions proposed by Clearwire in the notice referred to in the first sentence of this paragraph (b). The Parties agree that each SIG Party’s rights pursuant to this Section 13.4(b) shall be assignable at any time by such SIG Party to any of its Controlled Affiliates.
        (c) In no event shall Clearwire enter into a definitive agreement with respect to a Sale of License (i) with any purchaser as to which a Services Assumption Agreement is not entered into if such purchaser were to assume, in connection with such Sale of License, Clearwire’s obligations to provide Wireless Broadband Services to any Other Reseller or (ii) with Sprint or any of its Controlled Affiliates unless a Services Assumption Agreement is entered into.
        (d) If at any time during the Term (including any Phase-Out Period) (i) any BRS or EBS license held by Clearwire or any of its Controlled Affiliates is cancelled, terminated, rescinded, annulled, revoked, suspended or otherwise limited, and as a result thereof Clearwire is no longer lawfully permitted to provide the Wireless Broadband Services in any Market (or portion thereof) or (ii) a Sale of License is consummated, then, in connection with any such event, (A) each SIG Party then a party to this Agreement will be entitled to the same rights, and subject to the same obligations, available to Clearwire or any Other Reseller with respect to the applicable Market or portion thereof (including any roaming rights granted to Clearwire, any Founding Partner or any Other Reseller in connection with such Sale of a License) and (B) the restrictions and limitation set forth in Section 14.1 shall terminate in full solely with respect to those End Users of each SIG Party whose account addresses are located within the Market or portion thereof to which such event relates.
          13.5 SIG Party Rights and Remedies Upon the Occurrence of Certain Events
        (a) Immediately upon (i) Clearwire entering into a definitive agreement with respect to, or if earlier, the consummation of, a Change of Control pursuant to which Clearwire has or will become an Affiliate of a Restricted Entity or (ii) the termination of this Agreement by any SIG Party pursuant to Section 13.2(a) or 13.3(a) (it being understood that Clearwire shall provide each SIG Party with prompt notice that such an event has occurred), the restrictions and limitations set forth in Section 14.1 shall terminate in full without any action being required on the part of any Party (including any exercise by any SIG Party of any related termination right hereunder).
        (b) Immediately upon Clearwire entering into a definitive agreement with respect to, or if earlier, the consummation of a Change of Control pursuant to which Clearwire has or will become an Affiliate of a Restricted Entity the restriction and limitation set forth in Section 2.3.7 shall terminate in full with respect to each SIG Party (but not with respect to Clearwire).
          13.6 Length of and Duties During the Phase-Out Period
        (a) With respect to any SIG Party, upon the expiration of the Term applicable to such SIG Party or upon the early termination of this Agreement as to such SIG Party, Clearwire shall continue to provide the Wireless Broadband Service to such SIG Party for the duration of the applicable phase-out period (each, a “Phase-Out Period”) set forth below:
(i)	upon expiration of the Term, the Phase-Out Period will be [*****] after the expiration date;

(ii)	the Phase-Out Period for termination under Section 13.1(a)(i) is [*****] after the date of the notice of termination;

(iii)	the Phase-Out Period for termination under Section 13.1(a)(ii), 13.1(a)(iii), 13.1(a)(iv), 13.1(a)(v) or 13.1(a)(vi) is [*****] after the date of the notice of termination;

(iv)	the Phase-Out Period for termination under Section 13.2(a) or 13.3(a) is [*****] after the date of the notice of termination;

(v)	the Phase-Out Period for termination under Section 17.16 is [*****] after the date of the notice of termination; provided that if Clearwire is the Frustrated Party and the Force Majeure Event interferes with Clearwire’s ability to perform the Transition Assistance during the pendency of the Phase-Out Period, the Phase-Out Period shall be extended on a day-for-day basis for each day for which the Force Majeure Event interferes with Clearwire’s ability to perform the Transition Assistance
        (b) During any Phase-Out Period, the restrictions applicable to each SIG Party pursuant to Section 14.1(a) will no longer apply.
        (c) During any Phase-Out Period with respect to a SIG Party, such SIG Party will be permitted to add End Users at any time during the Phase-Out Period, subject to the following limitations:
(i)	if the termination occurred under Section 13.1(a)(i) or 13.1(a)(ii), such SIG Party will not be permitted to add End Users [*****]; and

(ii)	if the termination occurred under Section 13.4, such SIG Party will be permitted to add End Users only until the longer to occur of (i) the first [*****] of the Phase-Out Period and (ii) such time as Clearwire is no longer permitted to add subscribers, contractually or otherwise.
        (d) During any Phase-Out Period, except as expressly set forth in this Agreement, the provisions of this Agreement (including the pricing guidelines set forth on Schedule 7.1 hereto) shall continue to apply to the same extent as though this Agreement had not expired or terminated, except that each SIG Party with respect to which such Phase-Out Period applies shall cease to have any rights pursuant to Section 2.2.3 (solely with respect to Complex Non-Standard Network Services) and Section 2.2.4. Except as otherwise provided in this Agreement, at the end of the Phase-Out Period, Clearwire may terminate the Wireless Broadband Service and the End Users on the Clearwire Network without incurring any liability.
          13.7 Effect of Termination
Termination of this Agreement is without prejudice to any other right or remedy of the Parties under this Agreement. Termination of this Agreement with respect to any Party under any circumstance does not release such Party from any liability which, at the time of termination, is owed to any other Party, or which may be owed in respect of any act or omission prior to termination or from any obligation which is expressly stated to survive the termination. Following any termination of this Agreement with respect to any SIG Party, such SIG Party will remain responsible for its obligations to its agents and its End Users.
          13.8 Transition Assistance
        (a) At the request of any SIG Party at any time, including during any Phase-Out Period, Clearwire will use commercially reasonable efforts to assist such SIG Party in the orderly migration of such SIG Party’s End Users (including in connection with a mass migration) to a successor provider designated by such SIG Party (the “Transition Assistance”). Clearwire and such SIG Party shall each use its commercially reasonable efforts to effect such transition as efficiently and expeditiously as possible, and, in furtherance thereof, shall agree upon a transition plan that will specify (i) the minimum number of End Users to be ported on a daily or weekly basis and (ii) adequate procedures (including the making available by Clearwire of adequate personnel, support and other resources) for testing the efficacy of the transition process with respect to the affected End Users. If Clearwire and such SIG Party are unable to agree upon a transition plan within [*****] of the request of such SIG Party referred to in the first sentence of this paragraph (a), then the dispute(s) with respect to the transition plan shall be resolved by arbitration pursuant to Section 17.8 following the submission of such dispute(s) to dispute resolution pursuant to Section 17.7. The Third-Party Expert resolving such arbitration will into account all relevant factors, including the capabilities of Clearwire and such SIG Party, the successor provider’s capacity and ability to support the transition and industry standards and guidelines.
        (b) Each party will bear its own costs associated with the Transition Assistance; provided that if (i) the applicable Phase-Out Period commences as a result of a termination of this Agreement by Clearwire under Section 13.1(a)(i) or 13.1(a)(ii), the applicable SIG Party shall be responsible for all reasonable, out-of pocket expenses incurred by Clearwire or any of its Controlled Affiliates in providing the Transition Assistance and (ii) the applicable Phase-Out Period commences as a result of a termination of this Agreement by a SIG Party under Section 13.2(a)(i), Clearwire shall be responsible for all reasonable, out-of pocket expenses incurred by such SIG Party or any of its Controlled Affiliates in connection with the transition of its End Users.
     14. End User Related Obligations and Restrictions
          14.1 Wireless Broadband Service Coverage
In the case of any MSO Party, if at any time during the Term, the Wireless Broadband Service ceases to cover at least [*****]% of the largest number of cable homes passed of such MSO Party and its Controlled Affiliates previously covered by the Wireless Broadband Service the restrictions and limitations set forth in Section 14.2 shall terminate in full without any action being required on the part of any Party (including any exercise by any SIG Party of any related termination right hereunder). In the case of any Party, if at any time during the Term, the Wireless Broadband Service ceases to cover at least [*****]% of the population in the United States previously covered by the Wireless Broadband Service the restrictions and limitations set forth in Section 14.2 shall terminate in full without any action being required on the part of any Party (including any exercise by Google of any related termination right hereunder).
          14.2 SIG Party Restrictions Relating to End User Migration
Each SIG Party agrees that except as otherwise provided in this Agreement, during the Term (but excluding any Phase-Out Period) applicable to such SIG Party:
        (a) As long as a SIG Party’s total number of End Users purchasing MVNO Services represent less than the Applicable Percentage of the total number of end user customers on the Clearwire Network (including the End Users of the SIG Parties, Clearwire Retail Customers and end user customers of Other Resellers), such SIG Party shall be free to transfer its End Users to any non-Clearwire Network. The “Applicable Percentage” will mean: [*****].
        (b) During the Term (not including any Phase-Out Period), as long as a SIG Party’s total End Users represent at least such SIG Party’s Applicable Percentage of the total number of end user customers on the Clearwire Network (including the End Users of the SIG Parties, Clearwire Retail Customers and end user customers of Other Resellers), such SIG Party agrees that:
(i)	it will not use any End User Data to direct its marketing or distribution efforts specifically or intentionally to its End Users (as a targeted group) for any wireless broadband service over a wireless network that is not a Clearwire Network (a, “Competitive Wireless Service”); provided that, for the avoidance of doubt, any services offered over the Sprint Network shall not be deemed to be a Competitive Wireless Service; provided, further, that none of the following shall constitute a violation of this Section 14.2(b)(i):
(A) [*****];
(B) [*****]; and
(C) [*****],

(ii)	it will not offer to its existing End Users any incentive, discount, rebate, credit, price reduction or similar benefit with respect to any Competitive Wireless Service that is not offered to the general public who are not existing End Users of the relevant SIG Party; provided that such SIG Party may offer such an incentive, discount, rebate, credit, price reduction or similar benefit to any End User who [*****]; and

(iii)	it will not transfer or otherwise move all or any portion of its End Users to a wireless network that is not the Clearwire Network, if, following such transfer or move, such End Users would cease to be purchasers of such SIG Party’s MVNO Service, other than [*****].
        (c) The restrictions described in Section 14.2(b) will terminate with respect to any SIG Party in their entirety on the [*****] of the date that such SIG Party delivers written notice of its intent to transfer its End Users (such notice, the “Transfer Intent Notice”), in whole or in part, to a wireless network that is not a Clearwire Network; provided that such SIG Party shall have the right, at its option, to terminate the restrictions set forth in Section 14.2(b) applicable to such SIG Party at any time from and after the date set forth in the Transfer Intent Notice as the initial date on which such SIG Party intends to commence migrating customers from the Clearwire Network (such date, the “Migration Commencement Date”) upon [*****]:
(i)	[*****].

(ii)	[*****].

(iii)	[*****].

(iv)	“Transfer Restrictions Termination Fee” means, [*****].
        [*****].
          14.3 Use Restrictions
Without limiting Section 15, (i) Clearwire agrees not to, and agrees to cause its Controlled Affiliates and its and their respective Representatives not to, use any End User Data (or any information derived therefrom) to solicit, advertise, promote or market wireless services to any SIG Party’s End Users and (ii) each SIG Party agrees not to, and agrees to cause its Controlled Affiliates and its and their respective Representatives not to, use any Customer Data (or any information derived therefrom) to solicit, advertise, promote or market wireless services to any Customers. Notwithstanding Section 15.6 to the contrary, this Section 14.2 shall survive the termination, cancellation or expiration of this Agreement indefinitely.
          14.4 Relief
The Parties agree that damages for violations of Section 14 may be difficult to ascertain or inadequate and that if any Party violates or threatens to violate Section 14, the non-breaching Party may suffer irreparable harm and therefore may seek injunctive relief in addition to any other right or remedy under this Agreement and any other right or remedy that it may have (now or hereafter existing) at law, in equity or under statute.
     15. Confidentiality
          15.1 Definition
        (a) “Confidential Information” means: (i) the terms and conditions of this Agreement, as well as the discussions, negotiations, communications and proposals related to this Agreement; (ii) Customer Data or End User Data; (iii) all trade secrets, confidential or proprietary data, software, other similar technical information; and (iv) any and all other non-public or proprietary information (whether written, visual or oral) of a Party or any of its Controlled Affiliates (the “Disclosing Party”) which has come into the possession or knowledge of any other Party (each, a “Receiving Party”) in the course of negotiating, entering into or performing this

Agreement, including information relating to: (A) the Disclosing Party’s planned or existing computer systems and systems architecture, including computer hardware, computer software, source code, object code, documentation, methods of processing and operational methods; (B) the Disclosing Party’s sales, profits, pricing, organizational structure and restructuring, new business initiatives and finances; (C) the Disclosing Party’s services and products, product designs, and how such products are administered and managed; (D) the Disclosing Party’s product strategies, interpretations, positions and treatment of any item; and (E) confidential information of third parties with which the Disclosing Party conducts business.
        (b) Notwithstanding the foregoing, “Confidential Information” does not include information or material which:
(i)	is in the public domain at the time of disclosure or later becomes part of the public domain through no fault of the Receiving Party, any of its Controlled Affiliates or any of their respective officers, directors, employees, agents or representatives (collectively, “Representatives”);

(ii)	is or was known to the Receiving Party, any of its Controlled Affiliates or any of their respective Representatives on a non-confidential basis, as evidenced by its contemporaneous written records;

(iii)	is or becomes available to the Receiving Party, any of its Controlled Affiliates or any of their respective Representatives from a Person other than the Disclosing Party, any of its Controlled Affiliates or any of their respective Representatives which is not, to the best of the Receiving Party’s knowledge, subject to any legally binding obligation to keep such information confidential;

(iv)	is at any time independently developed by the Receiving Party, any of its Controlled Affiliates or any their respective Representatives without any use of or reference to the Confidential information, as evidenced by its contemporaneous written records; or

(v)	is expressly authorized in writing to be disclosed by the Disclosing Party.
          15.2 Restrictions
        (a) Each Receiving Party, any of its Controlled Affiliates and any of their respective Representatives shall keep all of Confidential Information of a Disclosing Party strictly confidential, and shall not disclose such Information in any manner whatsoever, in whole or in part, without the prior written consent of such Disclosing Party. Each Receiving Party shall not use Confidential Information of a Disclosing Party for any purpose other than as reasonably necessary for the performance of its duties pursuant to this Agreement, without the prior written consent of such Disclosing Party.
        (b) Notwithstanding the foregoing, a Receiving Party may disclose Confidential Information of a Disclosing Party:
(i)	upon the advice of legal counsel that such disclosure is required by Applicable Law (including applicable securities law), a court order by a court of competent jurisdiction, or the rules of any stock exchange or quotation system on which the Receiving Party’s or any its Controlled Affiliates’ shares are traded, or by any other Governmental Authority; provided that such Receiving Party must give the Disclosing Party as much notice thereof as reasonably practicable and make reasonable efforts to obtain confidential treatment of such information;

(ii)	to its Controlled Affiliates and Representatives who need to know such Confidential Information in order to carry out the purposes described in this Agreement; provided that (i) such Receiving Party shall inform, as applicable, its Controlled Affiliates and Representatives of the confidential nature of the Confidential Information and (ii) such Receiving Party shall be responsible for any breach of this Section 15.2 by any of its Controlled Affiliates or Representatives;

(iii)	in the case of any SIG Party, to Persons engaged in discussions with such SIG Party and/or any of its Controlled Affiliates regarding the sale, transfer or other divesture of any Divested Business; provided that such Person is bound by obligations of confidentiality with respect to such Confidential Information substantially similar to those contained in this Section 15.2; and provided, further, that such Receiving Party will disclose only so much of such Confidential Information to a potential acquiring entity of such Divested Business as is reasonable in light of the context of the transaction under consideration;

(iv)	in the case of Clearwire, to Persons (other than any Restricted Entity) considering equity investments or the provision of debt to Clearwire or Persons (other than any Restricted Entity) acquiring Clearwire, its Ultimate Parent or any Controlled Affiliates or any portions of the Clearwire Network from Clearwire, provided that such Person is bound by obligations of confidentiality with respect to such Confidential Information substantially similar to those contained in this Section 15.2; and provided, further, that such Receiving Party will disclose only so much of such Confidential Information in these circumstances as is reasonable in light of the context of the transaction under consideration;

(v)	to manufacturers, Device fulfillment vendors or other vendors in connection with arrangements relating to products or services to be supplied by such manufacturers or vendors solely to the extent necessary to carry out the purposes described in this Agreement; provided that such Person is bound by obligations of confidentiality with respect to the Confidential Information substantially similar to those contained in this Section 15.2; or

(vi)	to enforce any rights or defend any claims hereunder; provided that such disclosure is relevant to the enforcement of such rights or the defense of such claims and is only disclosed in formal proceedings (including any arbitration proceeding) related thereto and provided that such Receiving Party must give the Disclosing Party as much notice thereof as reasonably practicable and make reasonable efforts to obtain confidential treatment of such information.
        (c) In addition, with respect to any Confidential Information received by any SIG Party from Clearwire or any of its Controlled Affiliates, such SIG Party may disclose such Confidential Information to any other SIG Party, in which case such other SIG Party shall be deemed to be a Receiving Party hereunder (and not a Representative of the disclosing SIG Party) with respect to such Confidential Information and shall be bound by the terms of this Agreement as if such Confidential Information were received by such other SIG Party directly from Clearwire or any of its Controlled Affiliates.
        (d) Notwithstanding anything in this Section 15 to the contrary, each Party will be free to use Residuals resulting from access to or work with Confidential Information; provided that such Party retains the confidentiality of such information as provided in this Section 15. The term “Residuals” means information in an intangible form, that consists of general knowledge, ideas, concepts, know-how, professional skills, work experience or techniques (but not specific implementations) that is retained in the unaided memories of Persons who have had access to the Confidential Information pursuant to the terms of this Agreement, but does not include customer lists, End User Data, Customer Data, any information on any Quarterly Roadmaps delivered under this Agreement and information about any other Party’s costs. A Person’s memory is unaided if the Person has not intentionally memorized the information or reduced it to a tangible form for the purpose of retaining and subsequently using or disclosing the information. No Party will be obligated to limit or restrict the assignment of such Persons or pay royalties for any work resulting from the use of Residuals; provided, however, that the right to use Residuals as set forth above does not represent a license under any patents or copyrights of the Disclosing Party.

          15.3 Return
Confidential Information shall be deemed the property of the Disclosing Party, and each Receiving Party will, upon receipt of a written request from the Disclosing Party, return all Confidential Information received in tangible form to the Disclosing Party, or, at the Disclosing Party’s option and to the extent permitted by Applicable Law, destroy all such Confidential Information and all copies thereof in any media or documents containing Confidential Information.
          15.4 Care
In furtherance of the provisions of this Section 15, each Receiving Party shall use the same degree of care to prevent any unauthorized use or disclosure of a Disclosing Party’s Confidential Information that such Receiving Party uses with respect to its own Confidential Information, but in no event with less than reasonable care.
          15.5 Relief
Each Receiving Party acknowledges that the disclosure of Confidential Information in breach of the terms of this Section 15 may cause a Disclosing Party irreparable injury for which monetary damages may be difficult to ascertain or an inadequate remedy. Therefore, each Receiving Party acknowledges that a Disclosing Party, upon a disclosure or threatened disclosure of any of its Confidential Information, will be entitled, in addition to any and all other remedies, to seek injunctive relief and specific performance.
          15.6 Duration
The provisions of this Section 15 shall bind each Party during the Term (including any Phase-Out Period) applicable to such Party and for a period of two years thereafter.
          15.7 SEC Filing
If any Party is required by Applicable Law to disclose and file this Agreement with the Securities and Exchange Commission, it must notify each other Party hereto and allow such Parties to identify language in this Agreement it deems should be redacted prior to such filing and disclosure. Such disclosing Party will use its commercially reasonable efforts to redact such portions of this Agreement that are so identified prior to its disclosure and filing with the Securities and Exchange Commission.
          15.8 Entire Understanding
The terms of this Section 15 supersede and replace the terms of any confidentiality, non-disclosure or similar agreements previously entered into between or among the Parties or any of their respective Controlled Affiliates concerning the confidentiality of the Confidential Information as it relates to this Agreement or the transactions contemplated hereby; provided that any information protected as confidential under such agreements shall constitute Confidential Information hereunder; and provided, further, that this Agreement shall not affect the terms of any other confidentiality, non-disclosure or similar agreement between or among the Parties or any of their respective Controlled Affiliates relating to other matters.
     16. Divestitures Acquisitions and Assignment
          16.1 Divested Businesses
     (a) If at any time during the Term (including any Phase-Out Period) applicable to any MSO Party, such MSO Party and/or any of its Controlled Affiliates sells, transfers or otherwise divests (other than to a Restricted Entity) an MSO Divested Business (the date of such sale, transfer or other divestiture, the “MSO Divestiture Date”) in a particular geographic area (it being understood that such geographic area may be a portion of a Market) in such a manner that upon the closing such MSO Party would no longer have the ability to offer MSO Core Services in such geographic area, such MSO Party shall have the right, at its sole and absolute discretion and notwithstanding anything in Section 2.3.5 to the contrary, to permit such MSO Divested Business (or the acquirer thereof) to resell the Wireless Broadband Service to its end users in such geographic area in accordance with the terms of this Agreement in the same manner and to the same extent as though such MSO Divested Business (or the acquirer thereof) were an MSO Party; provided that (i) such MSO Party shall be responsible for any breach of this Agreement by such MSO Divested Business (or the acquirer thereof) and (ii) following any material breach of this Agreement by such MSO Divested Business (or the acquirer thereof), Clearwire shall have the absolute right to terminate this Agreement with respect to such MSO Divested Business (or the acquirer thereof) in accordance with Section 13.1(a) (with all applicable notices contemplated by such sections delivered simultaneously to such MSO Divested Business (or the acquirer thereof) and such MSO Party), as applicable (it being understood that the divestiture agreement or other applicable agreement between such MSO Party and such MSO Divested Business (or the acquirer thereof) shall expressly grant Clearwire, as a condition to granting such MSO Divested Business (or the acquirer thereof) the right to resell the Wireless Broadband Service hereunder, the right to terminate this Agreement with respect to such MSO Divested Business (or the acquirer thereof) as contemplated by this clause (ii)); provided, however, that (x) any such termination pursuant to the foregoing clause (ii) will terminate this Agreement solely with respect to such MSO Divested Business (or the acquirer thereof) and not with respect to such MSO Party and (y) under no circumstance shall a material breach of this Agreement by such MSO Divested Business (or the acquirer thereof) give rise to any termination right in favor of Clearwire with respect to such MSO Party. A “MSO Divested Business” means, with respect to any MSO Party, any Controlled Affiliate of such MSO Party or any business, division, department or group of assets of such MSO Party and/or one or more of its Controlled Affiliates, which (i), if acting on a standalone business, could satisfy the requirements for the sale of MVNO Service to End Users pursuant to Section 2.3.1 (i.e., the products and services offered (or reasonably expected to be offered) by such MSO Divested Business after the MSO Divestiture Date would include at least one MSO Core Service that could be bundled with MVNO Service) and (ii) as of the MSO Divestiture Date, is either acquired by a third party or is constituted as a separate legal Person, and as a result thereof, ceases to be a Controlled Affiliate of, or otherwise controlled by, such MSO Party. Following the MSO Divestiture Date, the MSO Divested Business’ ability to resell the Wireless Broadband Service to its end users (i) shall at all times be subject to compliance with Section 2.3.1, (ii) shall, unless Clearwire otherwise agrees in writing, be limited to the geographic area of such MSO Divested Business as of the MSO Divestiture Date and natural extensions of such geographic area (i.e., line extensions) and (iii) the right of the MSO Divested Business (or the acquirer thereof) to receive the rights described in Section Error! Reference source not found. shall terminate in full (A) at the same time as the MSO Party selling, transferring or otherwise divesting such MSO Divested Business ceases to have the right to resell the Wireless Broadband Service hereunder or (B) at such time that the MSO Divested Business (or any successor thereof) becomes an Affiliate of any Restricted Entity or a Restricted Entity otherwise acquires all or substantially all of the property and assets of the MSO Divested Business.
     (b) If at any time during the Term (including any Phase-Out Period) applicable to Sprint, Sprint and/or any of its Controlled Affiliates sells, transfers or otherwise divests (other than to a Restricted Entity) a Sprint Divested Business (the date of such sale, transfer or other divestiture, the “Sprint Divestiture Date”), Sprint shall have the right, at its sole and absolute discretion and notwithstanding anything in this Agreement to the contrary, to permit such Sprint Divested Business (or the acquirer thereof) to resell the Wireless Broadband Service to its end users in accordance with the terms of this Agreement in the same manner and to the same extent as though such Sprint Divested Business (or the acquirer thereof) were Sprint; provided that (i) Sprint shall be responsible for any breach of this Agreement by such Sprint Divested Business (or the acquirer thereof) and (ii) following any material breach of this Agreement by such Sprint Divested Business (or the acquirer thereof), Clearwire shall have the absolute right to terminate this Agreement with respect to such Sprint Divested Business (or the acquirer thereof) in accordance with Section 13.1(a) (with all applicable notices contemplated by such sections delivered simultaneously to such Sprint Divested Business (or the acquirer thereof) and Sprint), as applicable (it being understood that the divestiture agreement or other applicable agreement between Sprint and such Sprint Divested Business (or the acquirer thereof) shall expressly grant Clearwire, as a condition to granting such Sprint Divested Business (or the acquirer thereof) the right to resell the Wireless Broadband Service hereunder, the right to terminate this Agreement with respect to of such Sprint Divested Business (or the acquirer thereof) as contemplated by this clause (ii)); provided, however, that (x) any such termination pursuant to the foregoing clause (ii) will terminate this Agreement solely with respect to such Sprint Divested Business (or the acquirer thereof) and not with respect to Sprint and (y) under no circumstance shall a material breach of this Agreement by such Sprint Divested Business (or the acquirer thereof) give rise to any termination right in favor of Clearwire with respect to Sprint. A “Sprint Divested Business” means, with respect to Sprint, any Controlled Affiliate of Sprint or any business, division, department or group of assets of Sprint and/or one or more of its Controlled Affiliates, which (i) constitutes all or substantially all of the property and assets of Sprint’s and its Controlled Affiliates’ CDMA or iDEN business (or operational or functional equivalent) and (ii) as of the Sprint Divestiture Date, is either acquired by a third party or is constituted as a separate legal Person, and as a result thereof, ceases to be a Controlled Affiliate of, or otherwise controlled by, Sprint. Following the Sprint Divestiture Date, the Sprint Divested Business’ ability to resell the Wireless Broadband Service to its end users (i) shall at all times be subject to compliance with Section 2.3.1, (ii) shall, unless Clearwire otherwise agrees in writing, be limited to the geographic area of such Sprint Divested Business as of the Sprint Divestiture Date and natural extensions of such geographic area (i.e., additional build-outs of wireless services territories) and (iii) the right of the Sprint Divested Business (or the acquirer thereof) to receive the rights described in Section Error! Reference source not found. shall terminate in full (A) at the same time as Sprint ceases to have the right to resell the Wireless Broadband Service hereunder or (B) at such time that the Sprint Divested Business (or any successor thereof) becomes an Affiliate of any Restricted Entity or a Restricted Entity otherwise acquires all or substantially all of the property and assets of the Sprint Divested Business. In addition, and notwithstanding anything in this Section 16.1(b) to the contrary, following the Sprint Divestiture Date, (i) the definition of “Sprint Wireless Service” shall be deemed modified with respect to the Sprint Divested Business to apply only to services offered over the Sprint Network or the iDEN Network, as the case may be, for which the Sprint Divested Business holds all or substantially all of the property and assets used to provide wireless services over such network immediately after the Sprint Divestiture Date (the “Divested Network”), (ii) the definition of “Sprint Wireless Service” shall be deemed modified with respect to Sprint to apply to only services offered over the Sprint Network or the iDEN Network that is not the Divested Network, and (iii) the definition of “Sprint Core Service” shall be deemed modified with respect to either the Sprint Divested Business or Sprint, as the case may be, to disregard the reference to “Sprint Wireline Service” solely with respect to such Person that, following the Sprint Divestiture Date, does not hold a majority of the assets held by Sprint and used to provide the Sprint Wireline Service immediately prior to the Sprint Divestiture Date.
          16.2 Acquisitions
For the avoidance of doubt, if any SIG Party or any of its Controlled Affiliates acquires any Person or creates a new Person after the Effective Date which constitutes a Controlled Affiliate of such SIG Party, such Person will have the same rights pursuant to Section 2.7 as a Controlled Affiliate of such SIG Party in existence on the Effective Date.
          16.3 Assignment
Except as provided in Section 16.1 and below in this Section 16.3, no Party may assign, delegate or otherwise transfer any of its rights or duties granted to it under this Agreement without each other Party’s prior written consent. Notwithstanding the foregoing sentence, subject to each SIG Party’s termination rights under Section 13, (a) a SIG Party may assign this Agreement to (i) any of its Controlled Affiliates or (ii) in connection with a Permitted Strategic Transaction with respect to such SIG Party and (b) Clearwire may assign this Agreement to (i) a Controlled Affiliate of Clearwire or (ii) in connection with a Permitted Strategic Transaction with respect to Clearwire; provided that no such assignment shall relieve such SIG Party or Clearwire, as applicable, of any of its obligations hereunder. For purposes of this Agreement, each Party hereto agrees that, except as provided in Section 16.1, any direct or indirect sale, assignment, transfer or other disposition of any stock or equity interests of any Party or any subsidiary of the Ultimate Parent of any Party that controls such Party will be deemed to be an assignment or other transfer subject to the provisions of this Section 16.3 if, as a result of such sale, assignment, transfer or other disposition, such Party would cease to be a Controlled Affiliate of its Ultimate Parent as of immediately prior to such sale, assignment, transfer or other disposition. Any assignment, delegation or other transfer in violation of this Section 16.3 shall be null and void. No SIG Party permitted assignment under this Section 16.3 will relieve its Guarantor (to the extent it has a Guarantor) of its obligations under Section 7.8(b); provided that such SIG Party’s Guarantor shall be released from its obligations under Section 7.8(b) and its Guaranty Agreement to the extent that in connection with any Permitted Strategic Transaction with respect to such SIG Party, the successor Person in such Permitted Strategic Transaction assumes all the obligations of such Guarantor under its Guaranty Agreement.
     17. General Provisions
          17.1 Notices and Inquiries
Except as otherwise provided, all notices and inquiries will be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, (with acknowledgment received by the courier), or by facsimile (with facsimile acknowledgment) addressed as follows:
If to Sprint:
Sprint Spectrum L.P. (d/b/a Sprint)
6200 Sprint Parkway
Overland Park, KS 66251
Attention: President, Wholesale Services
With a copy to:
Sprint Spectrum L.P. (d/b/a Sprint)
6450 Sprint Parkway
Overland Park, KS 66251
Attention: V.P., Law, Sales and Distribution
If to Comcast:
Comcast MVNO II, LLC
c/o Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: Chief Financial Officer
Facsimile No.: (215) 286-1240
With copies to:
Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: General Counsel
Facsimile No.: (215) 286-7794
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: David L. Caplan
Facsimile No.: (212) 450-3800

If to TWC:
TWC Wireless, LLC
290 Harbor Drive
Stamford, CT 06902
Attention: General Counsel
Facsimile: (203) 328-4094
With a copy to:
TWC Wireless, LLC
290 Harbor Drive
Stamford, CT 06902
Attention: President, TWC Wireless LLC
Facsimile: (203) 328-4094
If to Brighthouse:
BHN Spectrum Investments, LLC
c/o Advance/Newhouse Partnership
5000 Campuswood Drive
East Syracuse, NY 13057
Attention: Mr. Leo Cloutier
Facsimile: (315) 438-4643
With a copy to:
Sabin, Bermant & Gould LLP
Four Times Square
New York, NY 10036
Attention: Arthur J. Steinhauer, Esq.
Facsimile: (212) 381-7218
If to Clearwire:
Clearwire Communications LLC
4400 Carillon Point
Kirkland, Washington 98033
Attention: Chief Executive Officer
Facsimile No.: (425) 828-8061
With copies to:
Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Legal Department
Facsimile No.: (425) 216-7776
Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101
Attention: Julie Weston
Facsimile No.: (206) 757-7166

Any Party may from time to time specify a different address and/or facsimile number by notice to the other Parties in accordance with the terms of this Section 17.1. All such notices and inquiries shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice or inquiry shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
          17.2 Non-exclusivity
This Agreement shall be non-exclusive. Nothing in this Agreement grants Clearwire or any of its Affiliates any exclusive right or privilege to provide to any SIG Party or any SIG Party’s Affiliates any services of the type contemplated herein, or grants any SIG Party or any SIG Party’s Affiliates an exclusive right or privilege to receive from Clearwire or any of its Affiliates any products or services of the type contemplated herein.
          17.3 Construction
The definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits of this Agreement unless otherwise specified. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless the context otherwise requires, any references to any agreement, contract, schedule or exhibit or to any other instrument or statute or regulation are to it as amended and supplemented from time to time in accordance with the terms hereof and thereof (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference in this Agreement to a “day” or number of “days” is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and that calendar day is not a Business Day then the action or notice will be deferred until, or may be taken or given on, the next Business Day. This Agreement will be construed simply according to its fair meaning and not strictly for or against any Party. No rule of construction requiring interpretation against the draftsperson will apply in the interpretation of this Agreement. Except as otherwise provided, if there are any inconsistencies between any Schedule or Exhibit, and the body of this Agreement, the body of this Agreement controls. If there are any inconsistencies between the MVNO Operations Manual and this Agreement, this Agreement controls.
          17.4 Survival
The provisions of this Agreement that by their nature or by their content or as specified under this Agreement are intended to continue beyond the termination, cancellation or expiration of this Agreement, including, for the avoidance of doubt, the Parties’ obligations under Sections 12, 13.5, 13.6, 13.7, 13.8, 14.3, 15 and 17 shall survive the termination, cancellation or expiration of this Agreement.
          17.5 Headings
The section headings used in this Agreement are for purposes of reference and convenience only and are not intended to be and shall not be interpreted as being a substantive part of this Agreement conveying any rights or imposing any obligations.
          17.6 Severability
If any part of any provision of this Agreement is judged to be invalid or unenforceable under Applicable Law, such part shall be severable and ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement, whose continuation in full force and effect will not be prejudiced.
          17.7 Dispute Resolution
Except as set forth in the last sentence of 17.8(b) or in Section 17.10, each Party will comply with the following dispute resolution process with respect to any disputes arising under this Agreement prior to pursuing any other remedies available to it. Any Party involved in such dispute shall notify the other Party or Parties involved in such dispute in writing of the basis of the dispute. Within 10 Business Days (or such longer period as may be agreed upon) following the date that a Party provided such notice, a team from each Party involved in such dispute (consisting of at least one senior executive from such Party) shall meet and confer in person or by telephone conference in an attempt to resolve such dispute. In the event that such teams are unable to resolve any such dispute within 20 Business Days following the date that a Party provided such notice of dispute, any Party involved in such dispute may pursue any remedies available to it as set forth in this Agreement.
          17.8 Confidential Arbitration
     (a) Subject to the right of each Party to seek injunctive relief to prevent breaches of this Agreement or to enforce specifically the performance or terms and provisions hereof (which right shall not be subject to arbitration) and subject to the last sentence of 17.8(b), any claim, dispute or controversy arising out of or relating to this Agreement shall be resolved by arbitration following the submission of such dispute or controversy to dispute resolution pursuant to Section 17.7, by delivering a demand for arbitration to the other Party or Parties to such dispute or controversy which demand shall contain a statement setting forth the nature of the dispute, the amount involved, if any, and the remedy sought (each, a “Demand”).
     (b) Within 15 Business Days after the receipt of the Demand by the other Party or Parties, Clearwire and the SIG Party(ies) involved in such dispute or controversy shall select a mutually acceptable third-party expert that, to the extent reasonably available, is experienced in and knowledgeable about the wireless wholesale industry or wholesale telecommunications industry (if no one experienced and knowledgeable in the wireless wholesale industry is reasonably available) and has a relevant technical background, but with no prior, existing or potential material business relationship with any Party or any Controlled Affiliate of any Party (the “Third-Party Expert”). If Clearwire and the SIG Party(ies) involved in such dispute or controversy are unable, for whatever reason, to agree upon the selection of the Third-Party Expert within 15 Business Days or such later date as to which Clearwire and the SIG Party(ies) involved in such dispute or controversy mutually agree in writing, application shall be made to the American Arbitration Association (“AAA”) in New York for the selection and appointment of the Third-Party Expert pursuant to AAA’s rules for selection; provided that in addition to satisfying the requirements of the immediately preceding sentence, such Person selected as the Third-Party Expert shall be required to have 10 years of business or professional experience involving complex business or legal matters. The Third-Party Expert must agree to resolve the dispute or controversy accordance with the provisions of this Section 17.8. The arbitration proceeding shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the “Rules”), to the extent that the Rules are not inconsistent with this Section 17.8, including within the required time periods. The Third-Party Expert may modify the procedures set forth in such Rules with the prior written approval of Clearwire and the SIG Party(ies) involved in such dispute or controversy. The place of such arbitration shall be New York, New York or such other location agreed to by Clearwire and the SIG Party(ies) involved in such dispute or controversy. Notwithstanding anything to the contrary in this Section 17.8 (and whether or not a matter is first submitted to arbitration pursuant to this Section 17.8), any Party may, without first submitting such matter to dispute resolution under Section 17.7, apply to a court having jurisdiction pursuant to Section 17.9 to the extent necessary (i) to seek injunctive relief to prevent breaches of this Agreement or to enforce specifically the performance or terms and provisions hereof (including to enforce any agreement hereunder to arbitrate), (ii) to avoid the expiration of any applicable limitation period, (iii) to preserve a superior position with respect to other creditors or (iv) to challenge or vacate any final judgment, award or decision of the Third-Party Expert that does not comport with the express provisions of this Section 17.8.
     (c) With respect to any disputes relating to the price and price related terms (any such disagreement, a “Pricing Dispute” and, any such disputed price and price related terms, the “Disputed Pricing Terms”) on which Clearwire will make any Standard Network Service or Non-Standard Network Service available to one or more SIG Parties in accordance with Schedule 7.1, Clearwire, on the one hand, and the SIG Party(ies) involved in such Pricing Dispute, on the other hand, shall each submit in writing to the Third-Party Expert (with copies thereof simultaneously delivered to each other Party or Parties to such Pricing Dispute) no later than 10 Business Days after the appointment of the Third-Party Expert with respect to such Pricing Dispute or such later date as to which Clearwire and the SIG Party(ies) involved in such Pricing Dispute mutually agree in writing, its or their proposal with respect to the Disputed Pricing Terms, together with an explanation supporting its or their proposal based on the pricing guidelines set forth in Schedule 7.1. If the Third-Party Expert determines that additional information is necessary, it shall, by written notice to the Parties, request such information from any Party or Parties, and establish a reasonable time period (not to exceed five Business Days) for the submission of such information (with copies thereof simultaneously delivered to each other Party or Parties to such Pricing Dispute). The Third-Party Expert shall also have the right to request, upon reasonable notice deemed appropriate by the Third-Party Expert, that Clearwire, on the one hand, and the SIG Party(ies) involved in such Pricing Dispute, on the other hand, make oral presentations, provided that each such Party or Parties shall be afforded a full and equal opportunity to be heard. The Third-Party Expert shall, based on the pricing guidelines set forth in Schedule 7.1, such written submissions and any such oral presentations, present to Clearwire and the SIG Party(ies) involved in such Pricing Dispute a written decision as to the resolution of the Pricing Dispute and choose either the Clearwire proposed Disputed Pricing Terms or the SIG Party(ies) proposed Disputed Pricing Terms as the final Disputed Pricing Terms. The written decision by the Third-Party Expert with respect to any Pricing Dispute shall be rendered as soon as possible, but in no event later than 45 days after the appointment of the Third-Party Expert with respect to such Pricing Dispute.
     (d) With respect to any dispute or controversy other than a Pricing Dispute, following the selection of the Third-Party Expert, upon the request of Clearwire, on the one hand, and the SIG Party(ies) involved in such dispute or controversy, on the other hand, the Third-Party Expert selected will hear Clearwire’s and the SIG Party(ies)’ presentation within 30 days of such request. The arbitration proceedings shall be concluded within 30 days after commencement of such proceedings or such later date as the SIG Parties and Clearwire mutually agree in writing. Within 10 Business Days of the conclusion of the arbitration proceedings, the Third-Party Expert shall present to the SIG Parties and Clearwire a written decision regarding the dispute, which shall set forth the findings of fact and conclusions of law relied upon in reaching the decision.
     (e) Subject to clause (iv) of the last sentence of 17.8(b), the written decision of the Third-Party Expert with respect to any dispute or controversy, including any Pricing Dispute, shall be final and binding and the parties to any arbitration pursuant to this Agreement shall be deemed to have consented that judgment upon the arbitration award may be entered in any federal or state court of competent jurisdiction.
     (f) The Third-Party Expert shall not have the power or authority (x) to grant injunctive or equitable relief to prevent breaches of this Agreement or to enforce specifically the performance or terms and provisions hereof or (y) to grant any remedies that the Parties have waived hereunder or to grant remedies in those instances where specific remedies are set forth in this Agreement as the sole and exclusive remedies.
     (g) Each Party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the preparation of written submissions or presentation of such Party’s case (collectively, “Attorneys’ Fees”). The remaining costs of the arbitration, including fees of the Third-Party Expert, costs of records or transcripts and administrative fees (collectively, “Arbitration Costs”), shall be borne equally by the SIG Parties involved in such dispute or controversy, on the one hand, and Clearwire, on the other hand. Notwithstanding the foregoing, the Third-Party Expert may modify the allocation of Arbitration Costs and award Attorneys’ Fees in those cases where fairness dictates a different allocation of Arbitration Costs among the Parties involved in such dispute or controversy and/or an award of Attorneys’ Fees to the prevailing Party(ies) as determined by the Third-Party Expert.
     (h) All discussions and correspondence between or among the Parties in connection with any arbitration proceeding, as well as the existence, conduct and content of such arbitration proceeding, shall constitute Confidential Information for purposes hereof.
          17.9 Governing Law; Exclusive Venue
This Agreement will be governed by and construed in accordance with the laws in effect in the State of New York, without regard to the application of conflict of law rules or principles. With respect to any matter not required to be submitted to arbitration pursuant to the last sentence of Section 17.8(b), each Party irrevocably consents to the exclusive jurisdiction of, and venue in, the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County (and of the appropriate appellate courts therefrom) based on or arising out of any such matter. The Parties agree that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 17.1 shall be deemed effective service of process on such Party.
          17.10 Specific Performance
Notwithstanding anything in this Agreement to the contrary, each of the Parties agrees that irreparable injury may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party will be entitled to seek injunctive relief or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 17.9, without first submitting such matter to dispute resolution under Section 17.7.
          17.11 Waiver of Jury Trial
EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTER CLAIM, THIRD-PARTY CLAIM OR OTHERWISE.
          17.12 Counterpart Execution
This Agreement may be executed in two or more counterparts (facsimile or otherwise), each of which shall be deemed an original. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.
          17.13 Entire Agreement
This Agreement, together with the Schedules and Exhibits attached hereto and incorporated herein, sets forth the entire understanding of the Parties and supersedes any and all prior agreements, arrangements or understandings, both oral and written, between the Parties relating to the subject matter hereof. Except as otherwise expressly provided in this Agreement, any consent or agreement that this Agreement contemplates being granted or withheld by any Party may be granted or withheld in such Party’s sole discretion.
          17.14 No Partnership; No Third-Party Beneficiaries
This Agreement does not constitute any Party as the agent or legal representative of another Party and does not create a partnership or joint venture. This Agreement does not create the authority of any Party to enter into an agreement for or bind another Party in any manner whatsoever. Nothing in this

Agreement is intended to or shall confer upon any Person who is not a Party to this Agreement (or such Party’s respective successor or assign) any rights, benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement, nor shall any such Person be entitled to assert any claim hereunder.
          17.15 Amendments; Waivers; Remedies
This Agreement may not be amended, varied or modified in any manner except by an instrument in writing signed by duly authorized officers or representatives of each of the Parties; provided that subject to compliance with Sections 2.4(b) and 2.11, Clearwire, on the one hand, and any SIG Party, on the other hand, may amend, vary or modify this Agreement with respect to such Parties only. Except as expressly provided in this Agreement, no waiver of this Agreement shall be binding unless executed in writing by the Party to be bound by it. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. The failure of any Party to exercise any right granted herein or to require any performance of any term of this Agreement or the waiver by any Party of any breach of this Agreement shall not prevent a subsequent exercise or enforcement of, or be deemed to be a waiver of any subsequent breach of, the same or any other term of this Agreement. Notwithstanding any other provision of this Agreement and unless otherwise expressly stated herein, all rights and remedies of a Party under this Agreement are in addition to such Party’s other rights and remedies and are cumulative, not alternative.
          17.16 Force Majeure
If the performance of this Agreement is interfered with by any circumstance beyond the reasonable control of the Party affected (a “Frustrated Party”), including (a) acts of God, such as fire, flood, earthquake, or other natural cause, (b) terrorist events, riots, insurrections, war or national emergency, or (c) strikes, boycotts, lockouts or other labor difficulties (provided that the strike, boycott or other labor difficulties were outside the reasonable control of the Frustrated Party) (collectively, a “Force Majeure Event”), the Frustrated Party shall not be liable to any other Party (a “Non-Frustrated Party”) for any failure to perform or delay in performance of its obligations under this Agreement. The phrase “beyond its reasonable control”, as used above, means that the adverse affect, if foreseeable by the Frustrated Party, was not avoidable by the Frustrated Party’s use of all commercially reasonable efforts. The Frustrated Party shall promptly notify each Non-Frustrated Party of the nature and extent of the circumstances of the Force Majeure Event once known. In the event of a Force Majeure Event, the Frustrated Party shall forthwith establish and implement a plan that minimizes the disruption to each Non-Frustrated Party and shall use its commercially reasonable efforts to remedy the situation and remove the cause of its inability to perform as soon as possible. The Frustrated Party shall give each Non-Frustrated Party prompt notice of the cessation of the Force Majeure Event. The Frustrated Party and each Non-Frustrated Party shall negotiate in good faith adjustments to the terms and conditions of this Agreement that are equitable taking into account the nature and extent of the circumstances of the Force Majeure Event as they develop and become known, including equitable reductions in the obligations of each Non-Frustrated Party (including, if Clearwire is the Frustrated Party hereunder, reductions in the pricing set forth on Schedule 7.1); provided that it is understood that if any SIG Party is the Frustrated Party hereunder, under no circumstances will Clearwire be excused or otherwise relieved from the performance of its obligations hereunder with respect to any other SIG Party whose performance is not being similarly frustrated. If the Force Majeure Event lasts more than [*****], each Non-Frustrated Party affected by the Frustrated Party’s non-performance shall have the option of terminating this Agreement in its entirety by delivering written notice thereof to the Frustrated Party; provided, however, that if any SIG Party is the Frustrated Party hereunder, the foregoing termination right shall only apply to that particular SIG Party and shall not grant Clearwire any right to terminate this Agreement as to any SIG Party whose performance is not being similarly frustrated.
          17.17 Disclosure
Subject to Applicable Law or disclosure requirement (including any disclosure requirement arising under applicable securities laws or under the rules of any stock exchange or quotation system on which a Party’s or any of its Controlled Affiliates’ shares are traded), each Party shall consult with, and allow reasonable review by, the other Parties before issuing any other press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, provided that such Party shall have used commercially reasonable efforts to allow the other Parties to review and comment on such release or statement in advance.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CLEARWIRE COMMUNICATIONS LLC		SPRINT SPECTRUM L.P.

By: Name:	/s/ Hope Cochran Hope Cochran	By: Name:	/s/ Keith O. Cowan Keith O. Cowan
Title:	Senior Vice President, Finance and Treasurer	Title:	Vice President

COMCAST MVNO II, LLC		BHN SPECTRUM INVESTMENTS, LLC

By:	/s/ Robert S. Pick	By:	/s/ Leo Cloutier

Name:	Robert S. Pick	Name:	Leo Cloutier
Title:	Senior Vice President	Title:	Senior Vice President, Strategy & Development

TWC WIRELESS LLC

By:	/s/ David Christman

Name:	David Christman
Title:	Senior Vice President & Assistant Secretary

Schedule 2.2.1(b)
[*****]

Schedule 2.2.2
[*****]

Schedule 2.2.3(b)
[*****]

Schedule 2.2.4(a)
[*****]

Schedule 2.2.4(c)
[*****]

Schedule 2.3.5(b)
[*****]

Schedule 2.4(a)(1)
Google Opt-In Agreement
Letter Agreement Regarding
4G MVNO Agreement Option
     Reference is made to the 4G MVNO Agreement dated as of                     , 2008 (as amended, modified or supplemented from time to time, the “4G MVNO Agreement”) among Clearwire Communications LLC (“Clearwire”), Sprint Spectrum L.P., Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC, a copy of which, as in effect on the date hereof, is attached as Exhibit A hereto. Except as otherwise provided herein, all capitalized terms not otherwise defined herein have the meanings assigned to them in the 4G MVNO Agreement.
     For good and valuable consideration, the receipt of which is hereby acknowledged, Clearwire hereby grants to Google Inc. (“Google”) the right (the “4G MVNO Agreement Option”) to become a “Party” to the 4G MVNO Agreement as a “SIG Party” thereunder in accordance with Section 2.4(a) of the 4G MVNO Agreement upon (i) the execution by Google or any of its Controlled Affiliates of a joinder agreement in substantially the form attached as Schedule 2.4(a)(3) to the 4G MVNO Agreement under which Google or any such Controlled Affiliate will agree to be bound by, and subject to, all of the covenants, terms and conditions of the 4G MVNO Agreement applicable to a “SIG Party” thereunder generally, and to “Google,” in the case of Google or its Controlled Affiliate, specifically and (ii), to the extent a Controlled Affiliate of Google will become a party to the 4G MVNO Agreement and Clearwire determines reasonably necessary, the Ultimate Parent of such Controlled Affiliate executes a Guaranty Agreement in substantially the form attached as Attachment 1 to the 4G MVNO Agreement or a letter agreement in substantially the form attached as Attachment 2 to the 4G MVNO Agreement.
     This letter agreement is governed by and construed in accordance with the laws of the State of New York. This letter agreement is binding upon and inures to the benefit of and is enforceable by each of the parties and their successors and assigns. This letter agreement may be amended only with the written consent of the parties hereto. This letter agreement may be executed in counterparts, each of which will be deemed to constitute an original but all of which together will constitute one and the same instrument.
          By signing below, the parties hereby agree to the terms and conditions of this letter agreement.
     AGREED AND ACCEPTED:
     CLEARWIRE COMMUNICATIONS LLC
     By:
     Its:
     Dated:
     GOOGLE INC.
     By:
     Its:
     Dated:

EXHIBIT A
4G MVNO Agreement
[attached]

Schedule 2.4(a)(2)
Intel Opt-In Agreement
Clearwire Communications LLC Letterhead
Intel Corporation
2200 Mission College Boulevard
Santa Clara
California
95054-1549
     Re: 4G MVNO Agreement Option
Ladies and Gentlemen:
     For good and valuable consideration, the receipt of which is hereby acknowledged, Clearwire Communications LLC (“Clearwire”) hereby grants Intel Corporation the right (the “4G MVNO Agreement Option”), contingent upon Intel’s compliance with the conditions set forth in Section 3.3.1 of the Market Development Agreement dated as of the date hereof (the “Commercial Agreement”) between Clearwire and Intel (as such conditions are in effect on the date hereof), to, at any time during the Initial Term (as such term is defined in the Commercial Agreement), become a “Party” to that certain 4G MVNO Agreement dated as of the date hereof, a true and complete copy of which is attached as Exhibit “A” hereto (the “4G MVNO Agreement”), as a “SIG Party” thereunder in accordance with Section 2.4(a) of the 4G MVNO Agreement upon (i) the execution by Intel or any of its Controlled Affiliates of a joinder agreement in substantially the form attached as Schedule 2.4(a)(3) to the 4G MVNO Agreement under which Intel or any such Controlled Affiliate will agree to be bound by, and subject to, all of the covenants, terms and conditions of the 4G MVNO Agreement applicable to a “SIG Party” thereunder generally, and to “Intel”, in the case of Intel or its Controlled Affiliate, specifically and (ii), to the extent a Controlled Affiliate of Intel will become a party to the 4G MVNO Agreement and Clearwire determines reasonably necessary, the Ultimate Parent of such Controlled Affiliate executes a Guaranty Agreement in substantially the form attached as Attachment 1 to the MVNO Agreement or a letter agreement in substantially the form attached as Attachment 2 to the MVNO Agreement.
     By exercising the 4G MVNO Agreement Option as described in the immediately preceding paragraph, Intel shall be deemed to have certified that as of the date of such exercise, it has complied with the conditions specified in Section 3.3.1 of the Commercial Agreement applicable as of the date of exercise.
     Except as otherwise provided herein, all capitalized terms not otherwise defined herein shall have the meanings assigned to them in the 4G MVNO Agreement.
     This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. This letter agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their successors and assigns. This letter agreement may be amended only with the written consent of the parties hereto. This letter agreement may be executed in counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

     By signing below, the parties hereby agree to the terms and conditions of this letter agreement.
AGREED AND ACCEPTED:
CLEARWIRE COMMUNICATIONS LLC
By:
Its:
Dated:
INTEL CORPORATION
By:
Its:
Dated:

EXHIBIT A
4G MVNO Agreement
[attached]

Schedule 2.4(a)(3)
JOINDER AGREEMENT
     This Joinder Agreement (this “Joinder”) to the 4G MVNO Agreement dated as of                     , 2008, as amended, restated, modified or supplemented from time to time (the “MVNO Agreement”), among Clearwire Communications LLC, Sprint Spectrum L.P., Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC, and [Name of any other SIG Party then party to the MVNO Agreement], is made and entered into as of [•], 20[•] (the “Joinder Date”), by [Google Entity][Intel Entity], (the “Joining Party”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the MVNO Agreement.
     WHEREAS, as a condition precedent for the Joining Party to be authorized to purchase Wireless Broadband Service from Clearwire as a “SIG Party” under the MVNO Agreement and market and sell Wireless Broadband Service to its End Users as MVNO Service, Section 2.4(a) of the MVNO Agreement requires the Joining Party to execute a joinder agreement and to become a party to, and be deemed a SIG Party under, the MVNO Agreement, and the Joining Party agrees to do so in accordance with the terms hereof.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby agrees as follows:
     1. Agreement to be Bound. The Joining Party hereby (a) acknowledges that it has received and reviewed a complete copy of the MVNO Agreement and (b) agrees that upon execution of this Joinder, shall become a party to the MVNO Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the MVNO Agreement as though an original party thereto and shall be deemed a “Party” and “SIG Party” for all purposes thereof generally and [“Google”][“Intel”] specifically and shall have all of the rights and obligations incidental thereto.
     2. Notices and Inquiries. For purposes of Section 17.1 of the MVNO Agreement, the notice address of the Joining Party is as follows:
     [Name]
     [Address]
     3. Governing Law; Jurisdiction; Exclusive Venue. This Joinder will be governed by and construed in accordance with the laws in effect in the State of New York, without regard to the application of conflict of law rules or principles. Any dispute or controversies arising under this Joinder shall be resolved in accordance with the terms set forth in Section 17.9 of the MVNO Agreement.
     4. Counterparts. This Joinder may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Joinder by facsimile shall be as effective as delivery of a manually executed counterpart of this Joinder.
     5. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

     IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the Joinder Date.

[Joining Party]

By:
Name:

Title:

Schedule 2.11.1(e)
[*****]

Schedule 6.1
[*****]

Schedule 6.5
[*****]

Schedule 7.1
[*****]

EXHIBIT A
[*****]

EXHIBIT B
[*****]

EXHIBIT C
[*****]

Schedule 7.2
[*****]

Appendix A
[*****]

Schedule 8.1.1(b)
[*****]

Schedule 8.1.1(c)
[*****]

Schedule 9.4.2(a)
[*****]

ATTACHMENT 1
[*****]

ATTACHMENT 2
[SIG Party Letter Agreement]
[ • ], 20[ • ]
Clearwire Communications LLC
4400 Carillon Point
Kirkland, Washington 98033
Re: 4G MVNO Agreement dated as of [the date hereof][November 28, 2008] (as amended, modified or supplemented from time to time, the “4G MVNO Agreement”) by and among Clearwire Communications LLC, LLC, Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC, Sprint Spectrum L.P., and each other Person who shall become a party to the 4G MVNO Agreement (capitalized terms used herein without definition have the meanings given to them in the 4G MVNO Agreement)
Ladies and Gentlemen:
[SIG Party Ultimate Parent] (“Parent”), for the benefit of Clearwire under the 4G MVNO Agreement, in consideration of the promises, covenants and agreements of Clearwire under the 4G MVNO Agreement, agrees to cause [Name of SIG Party] (“Subsidiary”) and each of its other Controlled Affiliate to take all actions as are necessary for each of them to perform its obligations under the 4G MVNO Agreement and to permit Subsidiary to perform its obligations under the 4G MVNO Agreement.
Parent represents and warrants to Clearwire that: (i) it is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted; (ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this letter agreement and activities contemplated hereby; (iii) it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations hereunder; (iv) this letter agreement is a valid and legally binding obligation of it, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or effecting creditors’ rights or by general equity principles); (v) the execution, delivery and performance of this letter agreement by it have been duly authorized by all necessary actions; (vi) the execution, delivery and performance of this letter agreement by it will not conflict with, violate or result in a breach of (a) any Applicable Law, (b) any of the terms, conditions or provisions of its organizational documents or (c) any material agreement or instrument to which it is or may be bound or to which any of its material properties, assets or businesses is subject; and (vii) it has not received any currently effective notice of default under any agreement or instrument that could reasonably be expected to impair in any material respect its ability to perform under this letter agreement.
Each of the parties to this letter agreement also agrees to the following:
     1. This letter agreement will be governed by and construed in accordance with the laws in effect in the State of New York, without regard to the application of conflict of law rules or principles. Such party consents to the exclusive jurisdiction of, and venue in, the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County in connection with matters arising under this letter agreement;
     2. Notwithstanding anything in this letter agreement to the contrary, such party agrees that any remedy at law for any breach of this letter agreement may be inadequate and that any party will be entitled to seek injunctive relief from any court having jurisdiction with respect to any alleged breach of this letter agreement; and
     3. SUCH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTER CLAIM, THIRD PARTY CLAIM OR OTHERWISE.
     4. Without the prior written consent of Parent, in the case of Clearwire, or Clearwire, in the case of Parent, which, in each case, may be withheld in its sole discretion, no party may assign, delegate or otherwise transfer any of its rights or obligations under this letter agreement without the consent of each other party hereto.
     5. Any provision of this letter agreement may be amended or waived, if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the parties to this letter agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
     6. Any term or provision of this letter agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction.
     7. This letter agreement may be executed by the parties hereto in counterparts and by facsimile copy, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     This letter agreement is signed as of the date first written above.

[SIG PARTY ULTIMATE PARENT]

Name:

Title:

Accepted and Agreed:

CLEARWIRE COMMUNICATIONS LLC

By:
Name:
Title:

ATTACHMENT 3
New Clearwire Corporation Letter Agreement
[ • ], 20[ • ]
Comcast MVNO II, LLC
c/o Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: Chief Financial Officer
TWC Wireless, LLC
290 Harbor Drive
Stamford, CT 06902
Attention: General Counsel
BHN Spectrum Investments, LLC
c/o Advance/Newhouse Partnership
5000 Campuswood Drive
East Syracuse, NY 13057
Attention: Mr. Leo Cloutier
Sprint Spectrum L.P. (d/b/a Sprint)
6200 Sprint Parkway
Overland Park, KS 66251
Attention: President, Wholesale Services
Re: 4G MVNO Agreement dated as of the date hereof (as amended, modified or supplemented from time to time, the “4G MVNO Agreement”) by and among Clearwire, LLC, Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, Sprint Spectrum L.P., and each other Person who shall become a party to the 4G MVNO Agreement (capitalized terms used herein without definition have the meanings given to them in the 4G MVNO Agreement)
Ladies and Gentlemen:
Clearwire Corporation, formerly known as New Clearwire Corporation, (“Parent”), for the benefit of each Person that is a SIG Party under the 4G MVNO Agreement, in consideration of the promises, covenants and agreements of the SIG Parties under the 4G MVNO Agreement, agrees to cause Clearwire Communications LLC (“Clearwire”) and each of its other Controlled Affiliates to take all actions as are necessary for each of them to perform its obligations under the 4G MVNO Agreement and to permit Sprint to perform its obligations under the 4G MVNO Agreement.
Parent represents and warrants to each SIG Party that: (i) it is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted; (ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this letter agreement and activities contemplated hereby; (iii) it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations hereunder; (iv) this letter agreement is a valid and legally binding obligation of it, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or effecting creditors’ rights or by general equity principles); (v) the execution, delivery and performance of this letter agreement by it have been duly authorized by all necessary actions; (vi) the execution, delivery and performance of this letter agreement by it will not conflict with, violate or result in a breach of (a) any Applicable Law, (b) any of the terms, conditions or provisions of its organizational documents or (c) any material agreement or instrument to which it is or may be bound or to which any of its material properties, assets or businesses is subject; and (vii) it has not received any currently effective notice of default under any agreement or instrument that could reasonably be expected to impair in any material respect its ability to perform under this letter agreement.
Each of the parties to this letter agreement also agrees to the following:
     1. This letter agreement will be governed by and construed in accordance with the laws in effect in the State of New York, without regard to the application of conflict of law rules or principles. Such party consents to the exclusive jurisdiction of, and venue in, the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County in connection with matters arising under this letter agreement;
     2. Notwithstanding anything in this letter agreement to the contrary, such party agrees that any remedy at law for any breach of this letter agreement may be inadequate and that any party will be entitled to seek injunctive relief from any court having jurisdiction with respect to any alleged breach of this letter agreement; and
     3. SUCH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTER CLAIM, THIRD PARTY CLAIM OR OTHERWISE.
     4. Without the prior written consent of Parent, in the case of any SIG Party, or each SIG Party, in the case of Parent, which, in each case, may be withheld in its sole discretion, no party may assign, delegate or otherwise transfer any of its rights or obligations under this letter agreement without the consent of each other party hereto, except that a SIG Party may assign, in whole or in part, this letter agreement to a permitted assignee of such SIG Party pursuant to Section 16.1 or 16.3 of the 4G MVNO Agreement in connection with the assignment of the 4G MVNO Agreement, in whole or in part, to such Person.
     5. Any provision of this letter agreement may be amended or waived, if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the parties to this letter agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     6. Any term or provision of this letter agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction.
     7. This letter agreement may be executed by the parties hereto in counterparts and by facsimile copy, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     This letter agreement is signed as of the date first written above.

CLEARWIRE CORPORATION, formerly known as NEW CLEARWIRE CORPORATION

Name:

Title:

Accepted and Agreed:

BHN SPECTRUM INVESTMENTS, LLC

By:
Name:
Title:

COMCAST MVNO II, LLC

By:
Name:
Title:

TIME WARNER CABLE INC.

By:
Name:
Title:

SPRINT SPECTRUM L.P.

By:
Name:
Title: